Exhibit 10.6

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information contained in this document, marked by brackets as [**], has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publically disclosed. In addition, pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted.

Schedules (or similar attachments) to this Exhibit have been omitted in accordance with Items 601(a)(5) and/or 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission on a confidential basis upon request.

The representations and warranties contained in this agreement were made for the purposes of allocating contractual risk between the parties and not as a means of establishing facts and are qualified by information in disclosure schedules that the parties exchanged in connection with the signing of this agreement. Moreover, the representations and warranties were made only as of the date of execution of this agreement and information concerning the subject matter of the representations and warranties may change after the date of this agreement. Only parties to this agreement have a right to enforce the agreement. Accordingly, third parties, including current securityholders and prospective investors, should not rely on the representations and warranties in this agreement.

**********

Executed under Notarial Deed on December 3, 2020, by the parties hereto; the Registrant agrees to furnish supplementally a copy of the executed Notarial Deed to the Securities and Exchange Commission upon request.

SHARE PURCHASE AGREEMENT

between

AEROVIRONMENT, INC

UNMANNED SYSTEMS INVESTMENTS GMBH

NORBERT GEBBEKEN

THOMAS BIEHNE

ADAM JAROH

Table of Contents

1.	CONSTRUCTION; DEFINITIONS	4
1.1	Definitions	4
1.2	Construction	14
1.2	Other Definitions	16
2.	PURCHASE AND SALE, TRANSFER OF SHARES	17
2.1	Agreement to Sell and Transfer the Shares	17
3.	PURCHASE PRICE	18
3.1	Purchase Price	18
3.2	Escrow	18
3.3	Closing Date Statements	19
3.4	Payment of the Closing Payment Shares	19
3.5	Payment of other amounts payable at Closing	20
3.6	Locked Box	20
3.7	Purchase Price Adjustment	20
3.8	Seller and Shareholder Release, Discharge of Officers and Directors	20
3.9	Claims Under Escrow	21
3.10	Earn-Out I – Performance of Company Group	21
3.11	Earn Out II – Lockman Oustanding	23
3.12	Value Added Tax	24
4.	WARRANTIES OF THE SELLER	24
4.1	Warranties	24
4.2	Warranties not Affected by Completion	24
4.3	Separate and Independent Warranty	24
4.4	Seller’s Liability in Case of a Breach of Seller’s Warranties	25
5.	WARRANTIES OF THE PURCHASER	25
5.1	Warranties	25
5.2	Warranties not Affected by Completion	25
5.3	Separate and Independent Warranty	25
5.4	Purchaser’s Liability in Case of a Breach of Purchaser’s Warranties	25
6.	BETWEEN SIGNING AND CLOSING	26
6.1	Conduct of Business by the Company Group	26
6.2	Inspection and Access to Information	29
6.3	Notices of Certain Events	29
6.4	Interim Unaudited Financials	30
6.5	No Solicitation of Transactions	30
6.6	Reasonable Efforts; Further Assurances; Cooperation	30
6.7	Supplements to Disclosure Schedules	33
7.	CONDITIONS TO CLOSING	33
7.1	Conditions to Obligations of the Purchaser	33
7.2	Conditions to Obligations of the Seller	34
8.	CLOSING	35
8.1	Closing	35
8.2	Seller Closing Deliveries	35
8.3	Purchaser Closing Deliveries and Payments	35
8.4	Closing Protocol and registrations	36
8.5	Waiver of Closing Events	36
8.6	Termination	36
8.7	Effect of Termination	37
9.	TAX MATTERS	37
10.	INDEMNIFICATION	40
10.1	Indemnification Obligations of the Seller	40
10.2	Indemnification Obligations of the Purchaser; Tax Refunds	41
10.3	Indemnification Procedure	41
11.	LIMITS ON LIABILITY	44

11.1	Limitation Periods	44
11.2	Liability Limits	44
11.3	Investigations	45
11.4	Exclusion of further Remedies	45
11.5	No Limitation for Intentional Breach	46
12.	NON-COMPETITION AGREEMENT	46
13.	APPROVAL DECISIONS	46
14.	MISCELLANEOUS PROVISIONS	46
14.1	Shareholder Guarantee	46
14.2	Public Announcements	46
14.3	Notices	46
14.4	Schedules and Appendices	48
14.5	Assignment; Successors in Interest	48
14.6	Captions	48
14.7	Governing Law	48
14.8	Dispute Resolution	48
14.9	Amendments	48
14.10	Severability	48
14.11	Cooperation Following the Closing	48
14.12	Transaction Costs	49
14.13	Language	49
14.14	Data Room	49

LIST OF APPENDICES*

Appendix 1.1(a)	Form of Closing Protocol
Appendix 1.1(b)	Persons with Knowledge
Appendix 1.1(c)	Existing Employment Agreements of Shareholders
Appendix 1.1(d)	Copy of the R&W Insurance Policy
Appendix 3.3	Transaction Payments Statement
Appendix 3.11	Lockman Repayment Agreement
Appendix 12	Seller and Shareholder Non-Competition Agreement
Appendix 13.1.1	Shareholder Resolution of the Seller approving the sale and assignment of the Shares
Appendix 13.1.2	Shareholder Resolution of the Company approving the sale and assignment of the Shares

*Schedules (or similar attachments) to this Exhibit have been omitted in accordance with Items 601(a)(5) and/or 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission on a confidential basis upon request.

Pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted.

SHARE PURCHASE AGREEMENT

BETWEEN:

(1)	AEROVIRONMENT, INC., a corporation incorporated under the laws of the State of Delaware, USA, with principal offices at 900 Innovators, Simi Valley, CA 93065, USA (the “Purchaser”);
(2)

UNMANNED SYSTEMS INVESTMENTS GMBH a limited liability company incorporated under the laws of Germany, registered in the commercial register (Handelsregister) at the local court (Amtsgericht) of Stuttgart under HRB 757871, whose registered office is at Vogelsangstraße 8, 73760 Ostfildern, Germany (the “Seller”);

(3)	Norbert Gebbeken [***];
(4)	Thomas Biehne [***];
(5)	Adam Jaroh [***];

Norbert Gebbeken, Thomas Biehne and Adam Jaroh together the “Shareholders” and each of them a “Shareholder”. The Purchaser and the Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

(A)

The Seller owns all of the Shares (Geschäftsanteile) of the Company, the Shareholders are the only shareholders of the Seller, and Norbert Gebbeken and Thomas Biehne are the only managing directors of the Company;

(B)	The Company is in the business of developing, manufacturing and selling equipment and systems for the handling of dangerous tasks from a safe distance (the “Line of Business”);
(C)

The Parties and the Shareholders desire to enter into this Agreement pursuant to which the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller, all of the Shares on the terms and subject to the conditions set forth herein (the “Acquisition”).

1.	CONSTRUCTION; DEFINITIONS
1.1	Definitions

The following terms, as used herein, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Anti-Corruption Laws” means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to corruption, including the provisions of the 30th Section (§§ 331 ff.) of the German Penal Code (Strafgesetzbuch) and all other German Laws against corruption or corruptive practices, the Foreign Corrupt Practices Act (FCPA) of the USA and all US Laws against domestic corruption or corruptive practices, and all anti-corruption Laws applicable in any other jurisdiction or which would be applicable if such jurisdiction had implemented the United Nations Convention against Corruption of 31 October 2003.

“Antitrust Laws” means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

“Applicable Jurisdiction” means Germany, the European Union, the United States or any other jurisdiction which is applicable to the matter to which the term relates in each case.

“Applicable Laws” means all Laws which are applicable to the matter to which the term relates in each case.

“AWV” means the German Foreign Trade Ordinance (Außenwirtschaftsverordnung).

“Balance Sheets” means the unaudited consolidated balance sheet of the Company, the audited balance sheet of the Company and the unaudited balance sheet of the Subsidiary, each as of December 31, 2019, and the unaudited balance sheets of the Company and of the Subsidiary as of the Locked Box Date, all as included in the Financial Statements, and “Balance Sheet” means each of them.

“BBodSchG” means the German Federal Soil Protection Act (Bundes-Bodenschutzgesetz).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Business” means the business operations of the Company Group conducted in the scope and manner as of the date hereof.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Frankfurt am Main or New York.

“Change of Control Payments” means the aggregate amount payable on any legal ground whatsoever as a result of the transactions contemplated by this Agreement (including, “success fees” or bonuses, or severance payments, and any Taxes which may be payable in relation thereto) by a Group Company to or for the benefit of current or former Officers and Directors or employees of a Group Company or to any other party, in each case to the extent not paid prior to the Locked Box Date.

“Claim” means (i) a claim for indemnification by an Indemnified Party under Clause 10, (ii) a claim by the Purchaser for breach of a Seller Warranty or a claim by the Seller for breach of a Purchaser Warranty and (iii) a Leakage Claim.

“Claims Period” means the period during which a Claim can be made according to the provisions of this Agreement.

“Closing” means the consummation (Vollzug) of the transactions contemplated by this Agreement as set forth in Sub-Clause 8.1.

“Closing Events” means the occuring of the actions to be taken at the Closing which are listed in Clauses 8.2 (Seller Closing Deliveries) and 8.3 (Purchaser Closing Deliveries).

“Closing Date” means the date on which the Closing occurs.

“Closing Protocol” means a closing protocol in the form as attached as Appendix 1.1(a) in authenticated form (öffentlich beglaubigt) executed by each of the Seller and the Purchaser by which the Seller and the Purchaser confirm that the Closing has occurred, including a confirmation of the due fulfilment or waiver, as the case may be, of all conditions to Closing, the due performance or waiver, as the case may be, of all the obligations of the Seller and the Purchaser under Clauses 8.2 and 8.3 and effectiveness of the assignment and transfer of the Shares to Purchaser;

“Company” means telerob Gesellschaft für Fernhantierungstechnik mbH, a company under German law, registered in the commercial register of the Local Court (Amtsgericht) in Stuttgart under registration number HRB 726381 with registered offices at Vogelsangstr. 8, 73760 Ostfildern, Germany.

“Company Group” means the Company and the Subsidiary.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to a Group Company, including the Company Software and Company Registered Intellectual Property.

“Company Licensed Software” means all Software (other than Company Proprietary Software) used by a Group Company.

“Company Proprietary Software” means all Software owned by a Group Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to a Group Company.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Confidential Information” means any data or information of a Group Company (including trade secrets) that is relevant to the operation of a Group Company's business and not generally known to the public or competitors.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19 Pandemic” means the current pandemic with the SARS-CoV-2 virus including any furtherance thereto including a “second” or further “waves” or any other ongoing health emergency relating to that virus.

“Customer” means each customer that made an agreement with a Group Company at any time since January 1, 2018 and each customer that paid a Group Company in the aggregate more than € 100,000 during the 12-month period ended on the Locked Box Date.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement, non-compete agreement or any other agreement regarding the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Environmental Laws” means any and all treaties, Laws, consent agreements, orders on consent, or guidance documents in effect on or prior to the Closing Date of any applicable Governmental Entity or other executive, legislative, judicial, regulatory, or administrative agency, board, tribunal, or authority or any associated judicial or administrative decision that relate in any manner to health, the environment, pollution, the emission, discharge, release, treatment, storage, disposal, management, or response to Materials of Environmental Concern, a community’s right to know, or worker protection.

“Environmental Permits” means all Licenses, identification numbers, applications, consents, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any Leased Real Property to comply with Environmental Laws.

“Environmental Response” means

(a)	any action necessary to comply with and ensure compliance with Environmental Laws; and/or

(b)

taking all actions to protect against and/or respond to, remove, remediate, investigate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater, or soil vapour, including a clean-up (Sanierung) within the meaning of Section 2 (7) BBodSchG, protective containment measures (Schutz- und Beschränkungsmaßnahmen) pursuant to Section 2 (8) BBodSchG and measures to eliminate, reduce or otherwise remedy an imminent endangerment of health or life (Maßnahmen zur Abwehr von unmittelbaren Gefahren für Leib und Leben).

“Environmental Responsibility” means any claim, demand, litigation, proceeding, action, cause of action, suit, loss, judgment, cost, expense (including attorneys’ and experts’ fees), damage, punitive damage, fine, penalty, liability, criminal liability, strict liability, governmental or private investigation, notification of status of being potentially responsible for Environmental Response, consent or administrative order, agreement, or decree, Lien, personal injury or death of any person, or property damage, (including diminution in value) whether threatened, sought, brought or imposed, that is related to:

(a)	any violation, potential violation of, actual or potential liability under, or non-compliance with, any Environmental Law,
(b)	improper use or treatment of wetlands or other protected land or wildlife,
(c)	noise,
(d)	radioactive materials (including naturally occurring radioactive materials),
(e)	explosives,
(f)	pollution, contamination, preservation, protection, decontamination, or clean-up of, or Environmental Response to, the air, surface water, groundwater, soil or protected lands,
(g)	the generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation of Materials of Environmental Concern,

(h)exposure of persons or property to Materials of Environmental Concern and the effects thereof, (i)the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, or disposal of, or Environmental Response to, Materials of Environmental Concern,

(j)	injury to, death of or threat to the health or safety of, any person or persons caused directly or indirectly by Materials of Environmental Concern,
(k)	damage or destruction to real or personal property caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern,
(l)	community right-to-know and other disclosure laws relating to Materials of Environmental Concern or Environmental Laws, or
(m)

maintaining, disclosing, or reporting information to Governmental Entities or any other third person under any Environmental Law. Further, the term, “Environmental Responsibility,” also includes any liability incurred in connection with any investigation to determine whether Environmental Response is required or for breach or violation of any requirements of Environmental Laws, monitoring or responding to efforts to require Environmental Response, and any claim based upon any asserted or actual breach or violation of any Environmental Law.

“Euro”, “EUR” and “€” means the lawful currency of the member states of the European Union that have adopted the single currency.

“Financial Statements” means all of the following and each of them:

(a)	the unaudited consolidated annual accounts (Konzernbilanz, Konzern-Gewinn- und Verlustrechnung, Konzernkapitalflussrechnung) of the Company Group as of December 31, 2019;
(b)	the audited annual accounts (Jahresabschluss) of the Company as of December 31, 2019;
(c)	for the Subsidiary, the unaudited balance sheet as of December 31, 2019, and statements of income and cash flows for the 12-month period then ended;
(d)

the consolidated interim accounts (Konzernzwischenbilanz, Konzern-Zwischengewinn- und Verlustrechnung, Konzernzwischenkapitalflussrechnung) of the Company Group prepared under Locked Box Date Accounts Principles but without notes (Anhang) to such accounts;

(e)	the interim accounts of the Company prepared under Locked Box Date Accounts Principles and reviewed in accordance with International Standards on Review Engagements No 2400/2410; and
(f)

for the Subsidiary, the unaudited balance sheet as of the Locked Box Date and statements of income and cash flows for the period beginning on January 1, 2020 and ending on the Locked Box Date (the financial statements as defined in lit. (d), (e) and (f) together the “Locked Box Accounts”).

For the avoidance of doubt, the Locked Box Accounts shall reflect as a liability or provision any Taxes of the Group Companies with respect to any Tax period or portion thereof ending on or before the Lockbox Date (or for any Tax period beginning before and ending after the Lockbox Date to the extent allocable to the portion of such period beginning before and ending on the Lockbox Date), or which Taxes relate to an event or transaction occurring on or before the Lockbox Date; unpaid Taxes of any Person (other than a Group Company) for which any Group Company, the Purchaser or its Affiliates is or becomes liable; and unpaid Taxes of any Person (other than a Group Company) as a transferee or successor, by contract, or otherwise, which Taxes relate to an event or transaction occurring on or before the Lockbox Date.

“Fundamental Seller Warranties” means the Seller Warranties given under Clauses 1 (Organisation), 2 (Capital Share), 3 (Subsidiaries), 32 (Authorisation), and 34 (Ownership of Equity) of Schedule 1.

“GAAP” means (i) with respect to a Group Company which is subject to German law the accounting rules under HGB and the German principles of proper accounting (Grundsätze ordnungsmäßiger Buchführung); (ii) with respect to a Group Company which is subject to other than German law, those generally accepted accounting principles of the country to the laws of which it is subject; in the case of both (i) and (ii) as of the point in time of the accounts to which the term relates in each case.

“Governmental Entity” means any federal, state, local, district government of the Applicable Jurisdiction, any political subdivision thereof, or any court, administrative or regulatory agency, department, institute, instrumentality, body or commission or other governmental authority or agency (whether executive, legislative or judicial).

“Group Company” means a company, regardless of its legal form, of the Company Group.

“Group Debt” means all indebtedness of the Group Companies with respect to borrowed money, including loans (including, for the avoidance of doubt, the Lockman Outstanding), deferred consideration, debts, any liabilities under acceptances, credit cards, monies due under capitalized leases or financial leases (but excluding operating leases) as defined in GAAP, or for the deferred purchase price of property or services for which the Group Companies are liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which a Group Company otherwise assures against loss, including but not limited to bank debt, bank fees, Seller debt (including declared but unpaid dividends) and vendor debt, including, in each case above, any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date. For the avoidance of doubt, pension liabilities are not included in Group Debt.

“Group Revenues” means the revenues from operations (Umsatzerlöse) of the Company Group within the meaning of Section 275 para. 2 no. 1 HGB. In the event that any products or services of the Company should be sold to customers through the Purchaser or an Affililate of the Purchaser other than a Group Company (also in case the Subsidiary should be merged into the Purchaser or such Affiliate) (a “selling AV entity”), the amount of the relevant revenues shall be calculated for purposes of determining Group Revenues by the amount payable by the customer to such selling AV entity in application of the bookkeeping rules which would apply if the sale had been made by the Company itself.

“Group US Military Orders” means the funded value of production or delivery orders issued and not cancelled (i) during the Earn Out Period; or (ii) resulting from a bid on the U.S. Air Force Solicitation after the Signing Date until the end of the Earn Out Period; in all cases to a Group Company by the Department of Defense of the U.S. Government or any of its agencies (the “DoD”) or by a higher-tier contractor with which any of the Group Companies has entered into a subcontract and the ultimate end user under such subcontract is the DoD, in each case irrespective of the time of delivery or payment therefor but reduced by (i) sales taxes and (ii) custom duties, where funded means the contracting officer has issued contractually binding documents making funds available on the contract for performance during the Earn Out Period. The last sentence of the definition of Group Revenues shall apply mutatis mutandis.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead-based paint, mould that would require remediation under Environmental Laws, radon, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Environmental Law, including dangerous substances as defined in Article 2 (1) and (2) of the European Community Council Directive 67/548 EEC.

“HGB” means the German Commercial Code (Handelsgesetzbuch).

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

“Intellectual Property” means any or all of the following and all intellectual property and proprietary rights, registered or unregistered, arising out of or associated therewith:

(a)

all patents and applications therefor and all reissues, divisions, renewals, extensions, re-examinations, revisions, provisionals, continuations and continuations-in-part thereof, and other patent rights;

(b)

all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, improvements, mask works, trade secrets, proprietary information, confidential business information (including ideas, research and development, know-how, technology, technical data and customer lists, inventor notebooks, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, software, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals), and all documentation relating to any of the foregoing throughout the world;

(c)	all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world;
(d)	all industrial designs and any registrations and applications therefor throughout the world;
(e)

all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world;

(f)	all databases and data collections and all rights therein throughout the world;
(g)	all moral and economic rights of authors and inventors, however denominated, throughout the world; and
(h)	any similar or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” with respect to the Company Group and the Seller means

(a)

all facts that are positively known (positive Kenntnis) by any Officer or Director of a Group Company or of the Seller or by any Shareholder or by those additional individuals listed on Appendix 1.1(b) on the date hereof with respect to the matters at hand; and

(b)	all facts that any of the foregoing Persons should have known on the date hereof with respect to the matters at hand if such Person had made due inquiry and exercised reasonable diligence.

“Labour Laws” means all labour law rules (arbeitsrechtliche Normen) and all Laws and contracts, works council agreements (Betriebsvereinbarungen), collective labour agreements (Tarifvereinbarungen) or collective bargaining agreements governing or concerning the legal relations between employer and employees, works constitution (Betriebsverfassung), labour relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity, including Anti-Corruption Laws, Environmental Laws and Labour Laws.

“Leakage” means: (a) any dividend (in cash or in kind) or distribution declared, paid or made (whether actual or deemed) by any Group Company to, or at the direction of, the Seller or any Seller Connected Person; (b) any payments made by any Group Company (or future benefits granted) to (or assets transferred to, or liabilities assumed, indemnified, guaranteed, secured or incurred for the benefit of) the Seller or any Seller Connected Person except for the payment of fixed salary and bonus for 2019 and 2020 up to the agreed maximum amount to each of the Shareholders in his respective capacity as managing director of the Company or President of the Subsidiary as provided for in the relevant existing employment agreement attached in Appendix 1.1.(c); (c) any payments made or agreed to be made by any Group Company to, or at the direction of or for the benefit of, the Seller or any Seller Connected Person, in respect of any equity securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital; (d) the waiver or discount by any Group Company of any amount or obligation owed to any Group Company by the Seller or any Seller Connected Person; (e) the transfer by any Group Company to the Seller or any Seller Connected Person of any assets to the extent that such transfer is at less than fair market value; (f) the payment, or incurrence of any payment obligation therefor, of any bonus or discretionary payment by any Group Company to the Officers or Directors or employees of any Group Company other than (x) in the Ordinary Course and not in excess of €50,000 in the aggregate to any Person other than the Seller or a Seller Connected Person or (y) to the extent otherwise included in the definition of Change of Control Payments; (g) any increase in the compensation or other benefits payable or provided to any Seller Connected Person in its capacity (if applicable) as an Officer or Director or employee of a Group Company; (h) any costs incurred by the Company in connection with the negotiation and implementation of the Lockman Repayment Agreement; (i) any agreement or arrangement made or entered into by any Group Company to do or give effect to any matter referred to in (a) to (h) above; or (k) any Taxes which arise by reference to any of the matters in subparagraphs (a) to (i) above, it being understood that with regard to any Tax benefits which arise by reference to any of the matters in subparagraphs (a) to (i) above, Sub-Clause 9.1.1 sentence 3 ii applies mutatis mutandis.

“Leased Real Property” means the parcels of real property or parts thereof of which a Group Company is the lessee (together with all fixtures and improvements thereon).

“Legal Dispute” means any action, suit, arbitration or proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorisations issued by any Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Locked Box Date” means September 30, 2020.

“Locked Box Date Accounts Principles” means all rules and principles of GAAP applicable to consolidated or not consolidated, as the case may be, annual accounts (Konzernjahresabschluss or Jahresabschluss) applied mutatis mutandis (entsprechend angewendet) to interim accounts as of the Locked Box Date, provided that (i) the period covered shall be the period from January 1, 2020 to the Locked Box Date, and (ii) such accounts shall, unless indicated otherwise, include notes (Anhang) to the accounts but no report on the situation of the Company (Lagebericht).

“Lockman” means Lockman Electronic Holdings Ltd. of Wimborne, Dorset, United Kingdom.

“Lockman Loan Agreement” means the Loan Agreement between the Company as borrower and Lockman as lender dated October 6, 2016 as it may have been amended or novated subsequently.

“Lockman Outstanding” means an amount of 7,810,705.58 Euros owed by the Company under the Lockman Loan Agreement.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or may be reasonably likely to be materially adverse to the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of a Group Company, or the real or personal property of a Group Company taken as a whole with the exception of such due to (i) any change of laws after the date hereof, (ii) general market developments that comparably affect other companies in the Business of the Company Group and (iii) actions or omissions by the Purchaser. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) is or could be reasonably likely to prevent or materially delay the performance by the Seller of its obligations hereunder or the consummation of the transactions contemplated hereby. Facts, changes, events, effects or occurrences arising out of, related to or resulting from the COVID-19 Pandemic do not constitute a Material Adverse Effect; that includes general market and economic developments resulting out of or related to the COVID-19 Pandemic. However, any of the circumstances described in Sentences 1 and 2 shall only be considered a Material Adverse Effect if it causes or is likely to cause a loss (including lost earnings; for the avoidance of doubt, the result of a bid on the U.S. Air Force Solicitation shall not be relevant

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information contained in this document, marked by brackets as [**], has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publically disclosed.

for calculating lost earnings) or damage (including claims, liabilities, obligations, costs, expenses, penalties, fines and judgments) to the Company Group of [**] or more.

“Materials of Environmental Concern” means:

(a)	substances, materials, or wastes that are classified or regulated under any applicable Environmental Law;
(b)

those substances, materials, or wastes included within statutory and/or regulatory definitions or listings designated as hazardous substance, special waste, hazardous waste, extremely hazardous substance, solid waste, medical waste, regulated substance, Hazardous Materials, toxic substances, or air contaminant or any similar term of any language under any Environmental Law; and/or

(c)	any substance, material, or waste which is or contains:
(i)	petroleum, oil or any fraction thereof,
(ii)	explosives, or
(iii)	radioactive materials (including naturally occurring radioactive materials).

“Notary” means the notary officiating in the recording of the deed of which this Agreement is a part and any notary associated with him for common practice (Verbindung zur gemeinsamen Berufsausübung) and any notary deputy (Notarvertreter) or official notary administrator (Notariatsverwalter) of any of them.

“Officer or Director” means any member of a supervisory board, management board or board of directors, managing director (such as Geschäftsführer) and holder of comparable offices under any relevant jurisdiction. For the avoidance of doubt, an authorized signatory (Prokurist) is not an Officer or Director.

“Ordinary Course” means the ordinary and normal course of business of the Group Companies consistent with past practice during the 24 month period preceding the point in time to which the term relates in each case (if not otherwise determinable, the date hereof shall be that point in time).

“Permitted Liens” means any of the following, but for a right securing payment obligations only to the extent it secures payment obligations not yet due and payable or reflected in the Financial Statements:

(a)	Liens for Taxes;
(b)	statutory Liens of landlords;
(c)	Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course;
(d)	customary retention of title rights (Eigentumsvorbehaltsrechte) of suppliers;
(e)	Liens held by Lockman on assets and receivables of the Company Group and the Shares securing obligations of the Company under the Lockman Loan Agreement.

“Person” means any individual, legal person (juristische Person), corporation, partnership, joint venture, limited liability company, trust, unincorporated organisation or Governmental Entity.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (including the Company Group for the time period after the Closing Date), each of their respective Officers and Directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Warranties” means the warranties given by the Purchaser in Clause 5.1 and Schedule 2.

“R&W Insurance Policy” means that certain insurance policy to be issued by the R&W Insurer pursuant to the letter from the R&W Insurer dated 2 December, 2020, a copy of which is enclosed as Appendix 1.1.(d).

“R&W Insurer” means Beazley Furlonge Limited, London, England, and any other insurer under the R&W Insurance Policy (together with their respective successors and assigns).

“Receivables” means the accounts receivable of the Company Group as of the Locked Box Date.

“Registered Intellectual Property” means any and all:

(a)	patents and patent applications (including provisional applications);
(b)

registered trademarks and service marks, applications to register trademarks and service marks, and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress;

(c)	registered copyrights and applications for copyright registration;
(d)	domain name registrations;
(e)	registered mask works and applications for mask work registration; and
(f)

any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state or local Governmental Entity or other public body.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Retention Amount” means € 440,000.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Seller or any Affiliate of the Seller in connection with the transactions contemplated hereby.

“Seller Connected Person” means any Affiliate of the Seller (other than a Group Company), any shareholder of the Seller and with respect to any such shareholder any relative (Angehöriger) within the meaning of Section 15 of the German Tax Act (Abgabenordnung) or related person (nahestehende Person) within the meaning of Section 1 para. 2 of the German Foreign Tax Act (Außensteuergesetz).

“Seller Indemnified Parties” means the Seller and its Affiliates, each of their representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Seller Warranties” means the warranties given by the Seller in Clause 4.1 and Schedule 1.

“Shares” means all existing shares (Geschäftsanteile) of the Company including the share no. 13 in the nominal amount of EUR 36,000.

“Signing Date” means the date of signing of this Agreement.

“Software” means all computer software programs, databases and Internet websites, together with any error corrections, updates, modifications, replacements or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code and all documentation related thereto.

“Subsidiary” means Telerob USA Inc., a company under the laws of the State of Delaware, USA, with principal offices at 8206 Edinboro Rd., Erie, Pennsylvania 16509, USA.

“Supplier” means any supplier that the Company Group has paid in the aggregate more than € 50,000 during the 12-month period ended on the Locked Box Date.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital share, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, including any tax within the meaning of Section 3 of the German Tax Code (Abgabenordnung) and including any contractual or statutory (secondary) liablities for such Taxes.

“Taxing Authority” means any Governmental Entity having or exercising authority to assess, impose or otherwise make decisions with respect to Taxes including tax authorities (Finanzbehörden) within the meaning of Section 6 of the German Tax Act (Abgabenordnung) and comparable authorities of any other jurisdiction.

“Transaction Expenses” means the legal, accounting, financial advisory and other third party advisory or consulting fees and expenses incurred by any Group Company in connection with the transactions contemplated by this Agreement, including amounts paid or payable to the law firm of Stahl & Kessler, and not paid prior to the Locked Box Date. Transaction Expenses shall not include amounts included as Change of Control Payments.

“Transaction Payments” means:

(a)	the Change of Control Payments; and
(b)	the Transaction Expenses.

“U.S. Air Force Solicitation” means solicitation number FA8051-20-R-3001 under the United States Air Force’s Large EOD Robot Program.

“U.S. Government Contract” means any agreement, including an individual task order, delivery order, purchase order or blanket purchase agreement, between a Group Company and any Governmental Entity subject to, or who has promulgated, any U.S. federal, state or local Laws (a “U.S. Governmental Entity”), as well as any subcontract or other arrangement by which (i) a Group Company has agreed to provide goods or services to a prime contractor, to a U.S. Governmental Entity or to a higher-tier subcontractor where the U.S. Governmental Entity is a direct or indirect customer; or (ii) a subcontractor or vendor has agreed to provide goods or services to a Group Company, where, in either event, such goods or services ultimately will benefit or be used by a Governmental Entity, including any closed contract or subcontract as to which the right of a U.S. Governmental Entity or a higher-tier contractor to review, audit or investigate has not expired.

1.2	Construction
1.2.1	Unless the context of this Agreement clearly requires otherwise:

a)	references to the plural include the singular, and references to the singular include the plural (including in defined terms),
b)	references to any gender include the other genders;
c)	the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”;
d)	the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
e)	the terms “day” and “days” mean and refer to calendar day(s);
f)

references to a time of Day shall be construed as a reference to Frankfurt am Main, Germany, time and all periods of time (namely, a day, month and year) shall be calculated by reference to Frankfurt am Main, Germany time;

g)	the terms “year” and “years” mean and refer to calendar year(s);
h)

references to any type of company or participation (Gesellschafts- oder Beteiligungsformen), proceedings, authorities or other bodies, rights, institutions (Einrichtungen), legal provisions or legal relationships or concepts (each a “Legal Term”) under German law shall comprise any corresponding (funktionsgleich) Legal Term under other than German law to the extent that such foreign law is applicable to the relevant facts and circumstances and to the extent that no such corresponding Legal Term exists under such foreign law, the Legal Term whose effect and function is closest to the German Legal Term shall be used instead;

i)

where a German term has been inserted in italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement; and

j)

any express obligation or liability of a Party to cause, ensure or procure (stehen dafür ein) the performance of any obligation by any other Person shall not be reduced, discharged or otherwise adversely affected by any act, omission, matter or thing which would have discharged or affected the liability of that Party had it been a principal obligor or by anything done or omitted by any Person which, but for this provision, might operate or exonerate or discharge that Party or otherwise reduce or extinguish its liability under this Agreement

1.2.2	Unless otherwise set forth herein, references in this Agreement to
a)	any document, instrument or agreement (including this Agreement):
(i)	includes and incorporates all exhibits, schedules and other attachments thereto;
(ii)	includes all documents, instruments or agreements issued or executed in replacement thereof; and
(iii)

means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time; and

b)	a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.
1.2.3	All Clause, Sub-Clause, Appendix and Schedule references herein are to Clauses, Sub-Clauses, Appendices and Schedules of this Agreement, unless otherwise specified.

1.2.4	A reference to a Disclosure Schedule is a reference to the particular paragraph of Schedule 1.
1.2.5	The table of contents and all headings in this Agreement are for ease of reference only and shall not affect the interpretation of this Agreement.
1.2.6	This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.
1.2	Other Definitions

Each of the following terms is defined in the Sub-Clause set forth opposite such term:

Term	Reference
Acquisition	Recitals
Affiliate Loans	24.1 of Schedule 1
Agreement	Preamble
AWV Section 58 Clearance	6.6.3
AWV Notification	6.6.3
AWV Section 60 Confirmation	6.6.3
AWV Section 55 Commencement Notice	7.1.1a)(ii)
AWV Section 61 Commencement Notice	7.1.1b)(iii)
BMWi	6.6.3
Business	Recitals
Claim Notice	10.3.7
Closing Payment Shares	3.1
Company Contracts	12.1 of Schedule 1
Company Security Policies	12.7(o)(ii) of Schedule 1
Current U.S. Government Contracts	12.7(a) of Schedule 1
Discount Condition	3.11
Discounted Lockman Outstanding	3.11
Earn Out / Earn Outs	3.10.3
Earn Out First Year	3.10.1
Earn Out II	3.11
Earn Out Period	3.10.4
Earn Out Second Year	3.10.2
Earn Out Third Year	3.10.3
Earn Out Year	3.10.4
Earnout Determination	3.10.9
Earnout Determination Date	3.10.9
Earnout Review Period	3.10.10
Employee Organisation	15.1(a) of Schedule 1
Escrow Amount	3.2
Escrow Fund	3.2
Expiration Date	8.6a)
FAR	12.7(c) of Schedule 1
First Earn Out Year	3.10.4

Term	Reference
Indemnifying Party	10.3.1
Insurance Contracts	16.1 of Schedule 1
Leakage Claim	3.6.2
Legal Proceeding	10.1 of Schedule 1
Legal Term	1.2.1i)
Lockman Payoff Letter	7.1.1g)
Lockman Repayment Agreement	3.11
Non-Competition Agreement	12
Notified Leakage	3.3a)
Objection Notice	3.9.2
Parties	Preamble
Party	Preamble
Purchase Price	3.1
Purchaser	Preamble
Purchaser Losses	10.1.2
Second Earn Out Year	3.10.4
Seller	Preamble
Seller Losses	10.2.2
Seller R&W Insurance Contribution	14.12
Shareholder	Preamble
Third Earn Out Year	3.10.4
Transaction Payments Statement	3.3
U.S. Government Contract Bids	12.7(a) of Schedule 1
Warranty	27.1 of Schedule 1

2.	PURCHASE AND SALE, TRANSFER OF SHARES
2.1	Agreement to Sell and Transfer the Shares
2.1.1

Subject to the terms and conditions of this Agreement, the Seller hereby sells (verkauft) and, subject to Sub-Clause 2.1.2 (aufschiebend bedingt), assigns (tritt ab) the Shares to the Purchaser; the Purchaser hereby accepts such sale and assignment of the Shares.

2.1.2

The Parties agree that the assignment (Abtretung) of the Shares shall be subject to (aufschiebend bedingt) the making of the full payments provided for in Clauses 3.4 (Payment of the Closing Payment Shares) and 3.5 (Payment of other amounts payable at Closing).

2.1.3

The Shares are sold with all rights that attach, or may in the future attach, to them (including the right to receive all dividends and distributions (Gewinnbezugsrecht) declared, made or paid on or after the Closing).

2.1.4

The Seller irrevocably waives and each Shareholder agrees to procure the waiver of any and all rights of pre-emption or other restrictions on transfer which may exist in respect of the Shares or any of them under the constitutional documents of the Company (or other equivalent document of the Company) or otherwise and undertakes to take all steps necessary to ensure that any rights of pre-emption or other restrictions on transfer over any of the Shares are waived.

3.	PURCHASE PRICE
3.1	Purchase Price

The aggregate cash amount to be paid for the Shares by the Purchaser at Closing (the “Closing Payment Shares”) shall be an amount equal to:

a)	Thirty seven million four hundred fifty five thousand three hundred ninety eight Euros and eleven cents (€37,455,398.11), (the “Purchase Price”);
b)	minus the Notified Leakage, if any;
c)	minus the Escrow Amount,
d)	minus the aggregate amount of all Transaction Payments,
e)	minus the Seller R&W Insurance Contribution.

Any rights of the Purchaser to set off or withhold payment of the Closing Payment Shares are hereby expressly waved and excluded except for claims which are undisputed or have been awarded by a final and binding (rechtskräftig) court decision.

3.2	Escrow
3.2.1

On the Closing Date, the Purchaser shall pay three million euros (€3,000,000) in cash (the “Escrow Amount”) to a notary trust account (Notaranderkonto) of the Notary set up and notified to the Parties by the Notary to be held in trust by him for the Seller and the Purchaser and to be distributed in accordance with the terms of this Agreement. The Escrow Amount, as adjusted from time to time, together with any interest earned thereon and minus any negative interest charged by the relevant bank, shall be referred to as the “Escrow Fund”.

3.2.2

The Notary is hereby irrevocably instructed by the Seller and the Purchaser to disburse any funds out of the Escrow Fund only (i) upon concurrent (übereinstimmende) written instructions of the Seller and the Purchaser; or (ii) upon an order contained in a final and binding judgement or court settlement (rechtskräftiges Urteil oder rechtskräftiger gerichtlicher Vergleich) of a German court.

3.2.3

The Parties shall be under obligation to provide a written instruction to the Notary for disbursement as per Clause 3.2.2 (i) as follows, in each case up to the amount remaining in the Escrow Fund at the relevant time:

a)	for disbursement to the Purchaser in the event and to the extent the Purchaser has claimed a Claim in accordance with Clause 3.9.1 which is objectively well founded (begründet);
b)

for disbursement to the Seller after the date falling 30 (thirty) months following the Closing Date upon written demand of the Seller unless and not to the extent that the Purchaser has claimed a Claim in accordance with Clause 3.9.1 which is objectively well founded (begründet).

Should a Party be in breach of its obligation under this Clause 3.2.3, it shall pay default interest to the other Party upon the amount for which it was under obligation to provide the instruction at a rate of 5% p.a., in case of Clause 3.2.3 a) from the day the Claim has been raised, in case of Clause 3.2.3 b) from the date falling 30 (thirty) months following the Closing, and in both cases at this rate also as from the day the claim for disbursement is pending (rechtshängig) in a German court, provided and to the extent that the claiming Party obtains a final and binding judgement of a German court granting it its Claim.

Pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted.

3.2.4

The duties and obligations and the rights of the Notary in respect of the Escrow Fund shall be determined by applicable statutory law (in particular, §§ 57 et seqq. German Notarization Act (BeurkG)). The Notary shall ensure that the Escrow Fund is maintained as a separate bank account identified to the account-managing bank as a trust account (Anderkonto) and that no third parties shall be entitled to grant, make or claim any rights or encumbrances to or over the Escrow Fund, save only under the general terms and conditions (Allgemeine Geschäftsbedingungen) for trust accounts (Anderkonten) of the account-managing bank to the extent they arise in relation to the Escrow Fund itself. The Notary may in good faith rely on any notice, instruction, certificate, statement, request, consent, agreement or other instrument which he believes to be genuine and to have been signed by an authorized person in accordance with this Agreement. The Notary may in good faith rely upon the representation authority of any person purporting to be an authorized representative of any Party, and shall be under no obligation to verify such representation authority.

3.3	Closing Date Statements

The Seller shall cause the Company to deliver to Purchaser, not less than two (2) Business Days prior to the Closing Date,

a)

a certificate signed by one or several managing directors of the Company, which sets forth the amount of Leakage incurred or anticipated to be incurred in the period from (but not including) the Locked Box Date until and including the Closing Date (the “Notified Leakage”);

b)

a statement (the “Transaction Payments Statement”) substantially in the form of Appendix 3.3, signed by one or several managing directors of the Company, which sets forth, by payee, the Transaction Payments.

Attached to the Transaction Payments Statement shall be documents which confirm that upon payment of the respective amounts specified in such Transaction Payments Statement, each Person that is to be paid in accordance with such Transaction Payments Statement shall have been paid in full for all Transaction Payments. Attached to the Transaction Payments Statement shall also be a copy of the Lockman Payoff Letter in case it must be delivered in accordance with Sub-Clause 8.2a); for the avoidance of doubt, the Lockman Outstanding is not a Transaction Payment.

3.4	Payment of the Closing Payment Shares
3.4.1	On the Closing Date, the Purchaser shall pay to the Seller the Closing Payment Shares to the following bank account free of costs or fees by irrevocable transfer with same day value:

[***]

3.4.2	Upon such payment, the Purchaser shall be fully released and discharged of any obligation with respect to the payment of the Closing Payment Shares.
3.4.3	The Purchaser shall not have any right of set-off or retention or deduction right with respect to its payment obligations pursuant to this Clause 3.4.

3.5	Payment of other amounts payable at Closing

On the Closing Date, the Purchaser shall pay, on behalf of the relevant Group Company, in one or several payments, to such account or accounts as specified in the Transaction Payments Statement

a)	the Lockman Outstanding;
b)	pursuant to the Transaction Payments Statement, the aggregate amount of the Transaction Payments.
3.6	Locked Box
3.6.1

The Seller hereby warrants and guarantees to the Purchaser that as from the Locked Box Date until and including the Signing Date no Leakage has occurred and that as from the Signing Date until and including the Closing Date, unless otherwise provided in this Agreement, no Leakage will occur without Purchaser’s prior written consent.

3.6.2

In case of breach of any of the guarantees pursuant to Section 3.6.1, the Seller shall indemnify the Purchaser on an after tax EUR for EUR basis in respect of the amount received for such relevant breach by the Seller or a Seller Connected Person or otherwise incurred for the benefit of the Seller or a Seller Connected Person (unless, in each case, such Leakage constitutes Notified Leakage and has been taken into account for the calculation of the amount payable by the Purchaser to the Seller in accordance with Clause 3.1) and, if applicable to such Leakage, shall terminate, cancel and rescind any and all agreements or commitments that constitute Leakage (any claim for indemnification hereunder a “Leakage Claim”).

3.6.3

Without prejudice to Section 3.3a), the Seller shall promptly notify the Purchaser in writing if it becomes aware of a payment or transaction or any other ocurrence that constitutes or will constitute, if made, Leakage.

3.6.4

The Seller shall assure that each Group Company provides to the Purchaser any documentation and information in relation to a Leakage Claim and reasonable and prompt access to the employees, accounts and the premises owned or occupied by the Group Companies for the purpose of evaluating and considering any such claim.

3.6.5

The provisions in Clauses 3.6.1 to 3.6.4 (inclusive) shall not in any respect be extinguished or affected by Closing but, for the avoidance of doubt, no claim may be brought in respect of these provisions unless and until Closing has occurred.

3.7	Purchase Price Adjustment

Any payment made by the Seller as a consequence of any Leakage (including a deduction made pursuant to Clause 3.1b)  or under the indemnification provisions in Clause 10.1 shall be considered as an adjustment to the price paid by the Purchaser for the Shares.

3.8	Seller and Shareholder Release, Discharge of Officers and Directors
3.8.1

In consideration for the agreement and covenants of the Purchaser set forth in this Agreement, the Seller and the Shareholders hereby knowingly, voluntarily and unconditionally releases and forever discharges from and for, and covenants not to sue the Purchaser, any Group Company, or their respective predecessors, successors, parents, subsidiaries or other Affiliates, or any of their respective current and former Officers or Directors, employees, agents, or representatives for or with respect to, any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the Seller or a Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover:

a)	any claims against the Purchaser or any of its Affiliates (other than a Group Company) unrelated in any way to a Group Company; or
b)	any claims against the Purchaser arising under or in connection with this Agreement, any Seller Ancillary Document or any Purchaser Ancillary Document.
3.8.2

The Purchaser declares that as of the date hereof, it has no knowledge of any facts or circumstances that could give cause to refuse the discharge (Entlastung) of the managing directors (Geschäftsführer) for the business year 2020 and the Purchaser is obliged to grant such discharge in the ordinary course unless he becomes aware of such facts or circumstances after the date hereof.

3.9	Claims Under Escrow
3.9.1

The Purchaser shall have the option of claiming all or any part of any Claim – subject to limitations in this agreement – arising from (i) the breach of a Fundamental Seller Warranty or (ii) from the breach of any Seller Warranty to the extent it is not covered by the R&W Insurance by notifying the Seller that the Purchaser is claiming the amount of such Claim (or the Purchaser’s good faith estimate of such amount if unliquidated, pending the final determination thereof) against the Escrow Fund. Any such claim against the Escrow Fund shall be made at the latest on the day following 30 (thirty) months following the Closing Date by delivery of written notice to the Seller, stating the nature of and basis for such claim with reasonable specificity (including the applicable provision of this Agreement).

3.9.2

If the Seller objects to the amount of all or part of any claim by the Purchaser against the Escrow Fund, then the Seller shall, within 30 days of receipt of such claim, provide written notice (an “Objection Notice”) to the Purchaser setting forth the Seller’s objections.

3.9.3

If the Seller sends the Purchaser an Objection Notice, then within 15 Business Days after receipt of an Objection Notice, the Purchaser and the Seller shall work in good faith to reconcile and resolve the differences. If the Parties cannot mutually resolve such differences during such 15 Business Days period, either the Purchaser or the Seller may proceed in accordance with Sub-Clause 10.3 to determine the amount of the Claim payable to the Purchaser, provided that this provision shall not affect the right of a Party to commence legal proceedings in order to interrupt any barring by the statute of limitations (Verjährung).

3.9.4

Notwithstanding anything in this Sub-Clause 3.9 to the contrary, the Purchaser shall also be entitled to assert any Claim directly against the Seller without making such Claim against the Escrow Amount.

3.10	Earn-Out I – Performance of Company Group
3.10.1

The Purchaser shall pay an additional purchase price in the amount of €2,000,000.00 (two million Euros) (the “Earn Out First Year”) to the Seller if the Group Revenues in the First Earn Out Year exceed an amount of €34,500,000 (Euro thirtyfour million fivehundred thousand).

3.10.2

The Purchaser shall pay a further additional purchase price in the amount of €2,000,000.00 (two million Euros) (the “Earn Out Second Year”) to the Seller if the Group Revenues in the Second Earn Out Year exceed an amount of €37,500,000 (Euro thirtyseven million fivehundred thousand).

3.10.3

The Purchaser shall pay a further additional purchase price in the amount of €2,000,000.00 (two million Euros) (the “Earn Out Third Year”; together with the Earn Out First Year and the Earn Out Second Year the “Earn Outs” and each of them an “Earn Out”) to the Seller if the aggregate Group US Military Orders during the Earn Out Period exceed an amount of US$30,000,000 (US Dollar thirty million).

Should the conditions under which the Earn Out Third Year becomes due pursuant to the preceding paragraph not have been met, the Purchaser shall pay a reduced further additional purchase price in the amount of €1,000,000.00 (one million Euros) if AEROVIRONMENT, INC. or the Company has been awarded the contract offered by the U.S. Air Force Solicitation for an award value of at least US$10 million (whether funded or not) and the awarding has not been cancelled within the Earnout Period, and in such case such reduced amount shall be deemed the “Earn Out Third Year” within the meaning of this Agreement.

3.10.4

In this Agreement, the following terms have the following meanings: “First Earn Out Year” means the 12 month period starting on the first day of the calendar month following the Closing Date. “Second Earn Out Year” means the 12 month period following the First Earn Out Year. “Third Earn Out Year” means the 12 month period following the Second Earn Out Year. “Earn Out Year” means each such twelve month period. “Earn Out Period” means the period from the beginning of the First Earn Out Year until the end of the Third Earn Out Year.

3.10.5

For the avoidance of doubt, if no Earn Out should become due with respect to any calendar year, an Earn Out with respect to any of the other calendar years shall nevertheless become due if the relevant condition should be met.

3.10.6

For the duration of the Earn Out Period, the Purchaser shall refrain from exercising its rights as a shareholder of the Company in a way which can be reasonably expected to have the effect of reducing Group Revenues or Group US Military Orders which otherwise would have been achieved unless the relevant action is reasonable for the parent of a group of companies comprising, among others, the Company Group, provided that no such action shall be deemed “reasonable” within the meaning of this sentence if it should be taken with the express purpose of achieving such reduction..

3.10.7

If Purchaser transfers control over the Group Companies to a third party during the Earn Out Period, the full amount of any Earn Out relating to a period subsequent to or current during such transfer (i.e. the Earn Out Third Year in any such case, plus the Earn Out First Year and the Earn Out Second Year if the transfer occurs within the First Earn Out Year, and plus the Earn Out Second Year if the transfer occurs within the Second Earn Out Year) shall become due for payment to Seller immediately upon such transfer. If Purchaser merges the Company with another entity of the Purchaser group, the full amount of any Earn Out relating to a period subsequent to or current during the date of effectiveness of such merger shall become due for payment to Seller immediately upon such transfer unless such merger leaves the Company Group as a distinct business unit with its own bookkeeping, provided that such bookkeeping allows for unambiguous determination of revenues for each Group Company business. For the avoidance of doubt, a merger of the Subsidiary into the Purchaser or an Affiliate of the Purchaser shall not affect the conditions for the becoming due of an Earn Out.

3.10.8

If during the Earn Out Period any Shareholder (i) is removed as a Director or Officer of the relevant Group Company without cause for which he is responsible, or (ii) terminates his employment as a Director or Officer with cause for which the Purchaser or the Group Company is responsible, an amount of 50 % of any Earn Out allocable to such Shareholder and relating to a period subsequent to or current during the date of effectiveness of such removing or termination, as the case may be, shall become due for payment to Seller immediately. For purposes of the preceding sentence, (i) “Earn Out allocable to such Shareholder” shall mean a percentage of such Earn Out which is 45% for Norbert Gebbeken, 35% for Thomas Biehne and 20% for Adam Jaroh; and (ii) “cause” shall mean an “important cause” (aus wichtigem Grund) within the meaning of Section 314 BGB provided that for the removing of a Director or Officer of a Group Company Group it shall be deemed cause if the Company Group has achieved less than 65% of the Group Revenues threshold defined in Clause 3.10.1 or 3.10.2.

3.10.9

For purposes of the Earn Outs, the Group Revenues and the Group US Military Orders shall be determined by the Purchaser at the latest six months after the end of each Earn Out Year and such determination (the “Earnout Determination”) shall be notified to the Seller in writing. The date when the Seller shall have received the Earnout Determination is referred to in this Agreement as the “Earnout Determination Date”.

3.10.10	The Seller shall within 30 Business Days after the Earnout Determination Date (the "Earnout Review Period") notify the Purchaser that it either
a)	approves the Earnout Determination; or
b)

disagrees with the Earnout Determination, explaining in reasonable detail the matter it disagrees with, the reasons for that disagreement and its ensuing calculation of the relevant Earn Out criterion.

3.10.11	If the Seller notifies its approval or does not notify disapproval within the Earnout Review Period, the Earnout Determination shall become final and binding on the Parties.
3.10.12

If the Seller notifies disapproval within the Earnout Review Period, the Parties shall use all reasonable endeavours to resolve the matters in dispute. Any agreement being reached shall be expressed in a joint confirmation containing the agreed Earnout Determination which shall be signed by both Parties and which shall be final and binding on the Parties.

3.10.13

If no agreement as per Sub-Clause 3.10.12 should have been reached within 20 Business Days after the end of the Earnout Review Period, the matters in dispute shall be finally decided by an arbitrating expert who — if the Parties do not come to an agreement on such expert — shall be appointed upon the request of either Party by the president of the Institut der Wirtschaftsprüfer in Deutschland e.V. (the Institute of Chartered Accountants in Germany) in Düsseldorf. In his decision, the arbitrating expert shall not be allowed to make a decision for a matter in dispute which is outside the range defined by the positions taken by the Parties at the time of initiation of the arbitrating expert procedure. The Earnout Determination shall become final and binding for the Parties in the form determined in the decision of the arbitrating expert.

3.10.14

Any Earn Out shall be paid within ten (10) Business Days after the Earnout Determination Date, but in the event of a dispute with regard to the Earnout Determination within twenty (20) Business Days after the Earnout Determination has become final and binding either by agreement or by the decision of the arbitrating expert.

3.11	Earn Out II – Lockman Oustanding

The Company entered into the agreement with Lockman attached to this Agreement in a copy as Appendix 3.11 (the “Lockman Repayment Agreement”) providing for an option to repay the Lockman Outstanding at a discounted amount of EUR 6,900,000 (the “Discounted Lockman Outstanding”) in full settlement of the Lockman Outstanding. According to its terms, the Lockman Repayment Agreement terminates automatically if the repayment has not been received on the Repayment Account on or prior to the Longstop Date (as both terms are defined in the Lockman Repayment Agreement). In the event the Closing Date is expected to occur on a date which makes it reasonably possible to make the repayment under Clause 3.5a) before the

Lockman Repayment Agreement has terminated (the Longstop Date must be at least two Business Days after the Closing Date), the Transaction Payments Statement will include a statement to the effect that the Discounted Lockman Outstanding is to be paid under Clause 3.5a) instead of the Lockman Outstanding and the payment due by the Purchaser under Clause 3.5a) shall be equal to the Discounted Lockman Outstanding. The Purchaser shall pay an additional purchase price to the Seller (“Earn Out II”) equal to the difference between the Lockman Outstanding and the Discounted Lockman Outstanding if (i) the payment under Clause 3.5a) in accordance with the provisions hereof has validly fully settled the obligation of repayment of principal under the Lockman Loan Agreement or (ii) if the condition as per (i) has not been met for a reason for which the Purchaser is at fault (es verschuldet hat).

3.12	Value Added Tax

The Purchase Price, the Transaction Payments and the Earn-Outs are net amounts, i.e. plus German value added tax (Umsatzsteuer) or any comparable foreign sales tax if any. However, the Parties share the common view and will treat the Acquisition correspondingly in their respective Tax Returns that no German value added tax will accrue for the sale and the transfer of the Shares provided for in this Agreement since the sale and transfer of the Shares are not subject to value added tax in Germany (nicht umsatzsteuerbar) and/or are exempt from value added tax (umsatzsteuerfrei). The Seller shall not make use of any possibility to waive any exemption from value added tax applicable to the sale and transfer or otherwise treat the Acquisition as subject to value added tax. The Parties shall cooperate in good faith so as to ensure that their value added tax qualification of the sale and the transfer of the Shares, as set forth in this Clause 3.11, prevails. Should VAT be triggered as a result of non-compliance by the Seller with its obligation not to waive any VAT exemption or otherwise opt for the transaction contemplated in this agreement being subject to VAT, the Purchase Price, the Transaction Payments and the Earn-Outs shall be understood as a gross price inclusive of VAT.

4.	WARRANTIES OF THE SELLER
4.1	Warranties

The Seller hereby guarantees to the Purchaser, by way of an independent promise of guarantee pursuant to Section 311 (1) BGB (selbständiges Garantieversprechen) that each Seller Warranty is true and accurate in all respects on the date of this Agreement and shall continue to remain true and accurate in all up to and including the Closing Date as if they had been repeated immediately before Closing by reference to the facts and circumstances then existing at Closing and on the basis that any reference in the Seller Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date, if not expressly otherwise provided for in the Seller Warranties. The content and scope of the Seller Warranties (which shall not constitute guarantees as to the quality or durability pursuant to Secs. 443, 444 BGB) and the Seller’s liability arising thereunder shall be exclusively defined by the provisions of this Agreement and shall, in particular, be subject to the limitations set forth in Clauses 4.4, 10 and 11, which shall be an integral part of the Seller Warranties.

4.2	Warranties not Affected by Completion

The Seller Warranties shall not in any respect be extinguished or affected by Closing.

4.3	Separate and Independent Warranty

Each of the Seller Warranties shall be construed as a separate and independent guarantee and (except where this Agreement provides otherwise), shall not be limited or restricted in its scope by reference to, or inference from any other term of another Seller Warranty or any term of this Agreement.

4.4	Seller’s Liability in Case of a Breach of Seller’s Warranties
4.4.1

In the event of any breach of any of the Seller’s warranties, the Purchaser shall first give the Seller the opportunity to remedy the breach (Naturalherstellung) within a reasonable period of time, at least three (3) months after receipt of a notice; if such remediation fails or Seller chooses not to remediate, the Seller shall pay to the Purchaser monetary damages (Schadenersatz in Geld), subject to the limitations set forth in this Sub-Clause 4.4 and Clauses 10 and 11 which shall apply to claims to monetary damages arising out of or in connection with the breach of a Seller warranty. The Purchaser shall without undue delay, at latest thirty (30) days after gaining knowledge of a breach of any Seller’s warranty, notify the Seller hereof, setting out the circumstances and facts giving raise to his claim and an estimate of his claim.

4.4.2

If a third party asserts any claim against a Purchaser Indemnified Party which may result in any liability of the Seller for a breach of a Seller’s warranty, the Indemnification Procedures set forth in Sub-Clause 10.3 shall apply mutatis mutandis.

4.4.3

All disclosures made by Disclosure Schedules in Schedule 1 against any of the Sellers Warranties falling below any materiality thresholds or containing any additional information which is not required to be disclosed according to the terms of the respective Sellers Warranty shall not be construed to broaden or expand the scope of the respective Sellers Warranty or change the materiality standards implied by the respective Sellers Warranty in whatsoever form.

5.	WARRANTIES OF THE PURCHASER
5.1	Warranties

The Purchaser hereby guarantees to the Seller, by way of an independent promise of guarantee pursuant to Section 311 (1) of the German Civil Code (selbständiges Garantieversprechen) that each Purchaser Warranty is true and accurate in all respects on the date of this Agreement and shall continue to remain true and accurate in all up to and including the Closing Date as if they had been repeated immediately before Closing by reference to the facts and circumstances then existing at Closing and on the basis that any reference in the Purchaser Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date.

5.2	Warranties not Affected by Completion

The Purchaser Warranties shall not in any respect be extinguished or affected by Closing.

5.3	Separate and Independent Warranty

Each of the Purchaser Warranties shall be construed as a separate and independent guarantee and (except where this Agreement provides otherwise), shall not be limited or restricted in its scope by reference to, or inference from any other term of another Purchaser Warranty or any term of this Agreement.

5.4	Purchaser’s Liability in Case of a Breach of Purchaser’s Warranties

Sub-Clause 4.4 shall apply to the Purchaser Warranties mutatis mutandis.

6.	BETWEEN SIGNING AND CLOSING
6.1	Conduct of Business by the Company Group
6.1.1

For the period commencing on the date hereof and ending on the Closing Date, the Seller will cause each Group Company to, except as expressly required hereby and except as (i) otherwise consented to in advance in writing by the Purchaser or (ii) required by law or any order of any governmental authority:

a)

conduct its businesses in the Ordinary Course and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to a Group Company, except those in the Ordinary Course and not otherwise prohibited under this Sub-Clause 6.1;

b)

preserve intact the goodwill and business organization of each Group Company, keep the Officers and Directors and the employees of each Group Company available to the Purchaser and preserve the relationships and goodwill of each Group Company with customers, distributors, suppliers, employees and other Persons having business relations with a Group Company;

c)

maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

d)

duly and timely file or cause to be filed all Tax Returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

e)

maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, shops and other structures located on the premises of any Group Company, and all equipment, fixtures and other tangible personal property located on such premises, provided that any extraordinary wear and tear shall not be considered as a breach of this obligation if it occurs in the Ordinary Course and is not caused by grossly negligent or willful acts of directors, officers or employees of any Group Company;

f)

not increase or decrease the registered capital, issue new shares or otherwise amend or modify the Articles of Association (Satzung) of the Company or take any equivalent action with respect to the Subsidiary;

g)

not authorize for issuance or issue and deliver any additional shares of its capital share or securities convertible into or exchangeable for shares of its capital share, or issue or grant any right, option or other commitment for the issuance of shares of its capital share, or split, combine or reclassify any shares of its capital share;

h)	not amend or modify its constitutional documents;
i)	not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any related parties other than the payment of salaries in the Ordinary Course;
j)	not do or allow to be done anything that would result in Leakage;
k)	not create any subsidiary, acquire any capital share or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity;

l)

not dispose of or permit to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of a Group Company (including any of the Company Intellectual Property), or dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of a Group Company not heretofore a matter of public knowledge;

m)	not
(i)	sell or transfer any material asset, other than finished goods or other current assets sold in the Ordinary Course;
(ii)	create, incur or assume any indebtedness secured by any asset of a Group Company;
(iii)	grant, create, incur or suffer to exist any Lien on any asset of a Group Company other than Permitted Liens;
(iv)	incur any liability or obligation (absolute, accrued or contingent) (including the guaranty of a liability or obligation of any other Person), except in the Ordinary Course;
(v)	write-off any guaranteed check, note or account receivable, except in the Ordinary Course;
(vi)

write-down the value of any asset or investment on the books or records of a Group Company, except for depreciation and amortization in the Ordinary Course, provided that any extraordinary write-down shall not be considered as a breach of this obligation if it occurs in good faith and is not caused by grossly negligent or willful acts of directors, officers or employees of any Group Company;

(vii)	cancel any debt or waive any claim or right;
(viii)

make any commitment for any capital expenditure to be made on or following the date hereof in excess of €50,000.00 in the case of any single expenditure or €150,000.00 in the case of all capital expenditures; or

(ix)	enter into any material contract or agreement without the written consent of the Purchaser.
n)

not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, Officers or Directors or consultants, except in the Ordinary Course; provided, however, that no action described in this Sub-Clause 6.1.1n) shall be taken with respect to:

(i)	Officer or Director of a Group Company; or
(ii)	any Person whose annualized compensation is €50,000 or more or whose annual compensation for the 12-month period following the date hereof is expected to be €50,000 or more;
o)

not pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present, except in the Ordinary Course; provided, however, that neither no Group Company shall take any action described in this Sub-Clause 6.1.1o) with respect to:

(i)	any Officer or Director of a Group Company; or

(ii)	any Person whose annualized compensation is €50,000 or more or whose annual compensation for the 12-month period following the date hereof is expected to be €50,000 or more;
p)

not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan (unless foreseen for in such a Plan), or promise or commit to undertake any of the foregoing in the future;

q)	not enter into a works council agreement (Betriebsvereinbarung), collective labour agreement (Tarifvertrag) or other collective bargaining agreement;
r)

not amend or terminate any existing Employment Agreement or enter into any new Employment Agreement if the aggregate of annual salary and other benefits under such agreement exceeds € 60,000, provided that the planned employment of an electronic developer with a annual salary of € 80,000 is accepted by Purchaser;

s)	maintain supplies and inventory at levels that are in the Ordinary Course;
t)	continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the Ordinary Course;
u)

perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a material default under, any Company Contract (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that is or would be a Company Contract other than in the Ordinary Course;

v)

not pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the Ordinary Course of claims, liabilities and obligations reflected or reserved against in the Balance Sheets or incurred in the Ordinary Course;

w)	maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the relevant Group Company;
x)	continue to maintain its books and records in accordance with GAAP;
y)	continue its cash management practices in the Ordinary Course;
z)

not make or change any election relating to Taxes, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to a Group Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to a Group Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Purchaser or a Group Company for any period ending after the Locked Box Date or decreasing any Tax attribute of a Group Company existing on the Locked Box Date; and

aa)	not authorize, or commit or agree to take, any of the foregoing actions that are prohibited by this Sub-Clause 6.1.
6.1.2

In connection with the continued operation of each Group Company during the period commencing on the date hereof and ending on the Closing Date, the Seller shall confer, and shall cause the Company to confer, in good faith on a regular and frequent basis with the Purchaser regarding operational matters and the general status of on-going operations of the Company Group. The Seller hereby acknowledges that the Purchaser does not and shall not waive any right it may have hereunder as a result of such consultations unless the Purchaser expressly agrees with such operational measures in writing.

6.1.3

The Seller shall not, and shall cause each Group Company not to, take any action that would, or that could reasonably be expected to, result in any warranty of the Seller set forth herein to become untrue.

6.2	Inspection and Access to Information

During the period commencing on the date hereof and ending on the Closing Date, the Seller will, and will cause each Group Company and their respective Officers and Directors, employees, auditors and agents to:

a)

provide – within the limits of applicable laws such as Data Protection Laws – the Purchaser and its accountants, investment bankers, counsel, environmental consultants and other authorised representatives full access, during reasonable hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation); and

b)

furnish – within the limits of applicable laws such as Data Protection Laws –  to the Purchaser and its authorised representatives, promptly upon request, any and all financial, technical and operating data and other information pertaining to a Group Company and otherwise fully cooperate with the conduct of due diligence by the Purchaser and its representatives, including permission to collect samples of soil, water or other substances which such representatives may reasonably request permission to collect and analyse.

6.3	Notices of Certain Events
6.3.1	During the period commencing on the date hereof and ending on the Closing Date, the Seller shall promptly notify the Purchaser of:
a)

any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on or otherwise result in any Seller Warranty being inaccurate in any material respect;

b)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;
c)	any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby;
d)

any action, suit, claim, investigation or proceeding commenced or, to the Knowledge of the Company Group, threatened against, relating to or involving or otherwise affecting a Group Company that, if pending on the date hereof, would have been required to have been disclosed pursuant to Disclosure Schedule 10 or that relates to the consummation of the transactions contemplated hereby; and

e)

(i) the damage or destruction by fire or other casualty of any material asset or material part thereof of a Group Company or (ii) any asset or part thereof becoming the subject of any proceeding (or, to the Knowledge of the Company Group, any threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

6.3.2	The Seller hereby acknowledges that the Purchaser does not and shall not waive any right it may have hereunder as a result of such notifications.
6.3.3

During the period according to Sub-Clause 6.3.1, the Purchaser shall promptly notify the Seller of any developments regarding the AWV Notification Process (see Clause 6.6.3), especially notices received from BMWi.

6.4	Interim Unaudited Financials
6.4.1

During the period commencing on the date hereof and ending on the Closing Date, as promptly as practicable following each end of a calendar month subsequent to the end of the most recent fiscal year for a Group Company and prior to the Closing Date, the Seller shall cause the Company Group to deliver to the Purchaser periodic unaudited financial reports in the form that it customarily prepares for its internal purposes concerning the Company Group and, if available, unaudited statements of the financial position of the Company Group as of the last day of each accounting period and statements of income and changes in financial position of such entity for the period then ended.

6.4.2	The Seller covenants that such unaudited interim statements:
a)

shall present fairly – within the limits inherent to such financial reports – the financial condition of the applicable Group Company and the related results of its operations for the respective periods then ended, and

b)	shall be prepared on a basis consistent with prior interim periods.
6.5	No Solicitation of Transactions
6.5.1

During the period commencing on the date hereof and ending on the Closing Date, the Seller and the Shareholders will not, and will cause each Group Company not to, directly or indirectly, through any Officer or Director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than the Purchaser with respect to a sale of all or any substantial portion of the assets of a Group Company, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital share of a Group Company, or the liquidation or similar extraordinary transaction with respect to a Group Company.

6.5.2

The Seller shall notify the Purchaser orally (within five (5) Business Day) and in writing (as promptly as practicable, but not earlier than orally) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that the Seller or the Company or any of its respective Affiliates or any of their respective Officers or Directors, partners, managers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive after the date hereof relating to any of such matters. In the event such inquiry or proposal is in writing, the Seller shall deliver to the Purchaser a copy of such inquiry or proposal together with such written notice.

6.6	Reasonable Efforts; Further Assurances; Cooperation
6.6.1

During the period commencing on the date hereof and ending on the Closing Date, and subject to the other provisions hereof, each Party shall each use its reasonable efforts to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to obtain all regulatory approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

6.6.2

During the period commencing on the date hereof and ending on the Closing Date, each Party promptly shall make all filings and submissions and shall take all other actions necessary, proper or advisable under Applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby (except that the Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could materially adversely affect a Group Company or the transactions contemplated by this Agreement or the Purchaser Ancillary Documents). Each Party and the Shareholders shall furnish all information and documents required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated hereby or as contemplated in Clause 6.6.3 below.

6.6.3

Without in any way limiting the foregoing contained in this Sub-Clause 6.6, promptly after  execution and delivery of this Agreement, the Purchaser shall notify the German Federal Ministry for the Economy and Energy (Bundesministerium für Wirtschaft und Energie) (“BMWi”) of the signing of this Agreement in the form and with the substance required for such notifications under Section 55 para 3 AWV and (as a precaution) under Section 60 para 3 AWV (the “AWV Notification”). The Purchaser shall at the same time request issuance of a certificate of non-objection (Unbedenklichkeitsbescheinigung) under Section 58 AWV (“AWV Section 58 Clearance”) and, as a precaution, confirmation that the acquisition of the Shares is not subject to review under Section 60 AWV (“AWV Section 60 Confirmation”). Any steps in that regard taken after the date hereof shall be taken in prior consultation with the Seller and require the consent of the Seller not to be unreasonably withheld. The Purchaser may not withdraw any filings without the express written prior consent of the Seller.

For the avoidance of doubt, each of AWV Section 58 Clearance and AWV Section 60 Confirmation and any substitute therefor under Clauses 7.1.1a) and 7.1.1b) shall be deemed in existence only if not subject to or accompanied by orders of BMWi or any other Governmental Entity which the Purchaser has not, in its free discretion, decided to accept by waiving the relevant closing condition under Clauses 7.1.1a) and 7.1.1b). In the event the Purchaser should have decided to accept such orders, the Purchaser shall as from Closing use its rights as shareholder of the Company to cause the Company Group to comply with such orders. In case BMWi rescinds the relevant clearance due to the non-conformation of the Purchaser or a Group Company to any such orders in the time period after the Closing Date, the Purchaser shall not have any rights to rescind this agreement or to unwind this agreement in any way.

The Parties agree that the Purchaser shall be under obligation to accept orders of BMWi or any other Governmental Entity (i.e. that in the following cases it shall not be in Purchaser’s free discretion whether to accept or not within the meaning of the preceding paragraph) which do not involve more than the following obligations (“Permitted Orders”):

(i)	keeping the products currently produced and developed by the Company Group outside the scope of application of the U.S. International Traffic in Arms Regulations,
(ii)

ensuring the security of supply of German state entities (federal or regional – Bundes- oder Landesstellen) with these products, unless the terms of the relevant supplies entail additional costs or liability risks of the Company Group in comparison to such supplies in the past exceeding EUR 2 Mio., and

(iii)	maintaining a production site in Germany for a period of up to five (5) years from the Closing Date.

The Purchaser shall furthermore consider any other orders than Permitted Orders in good faith provided that, for the avoidance of doubt, the Purchaser remains free in its decision whether or not to accept them.

The Parties furthermore agree that in case the BMWi or any other Governmental Entity request the conclusion of a mitigation agreement with the Purchaser or the Company instead of issuing orders, the Purchaser shall accept terms of such a mitigation agreement corresponding to the Permitted Orders.

6.6.4

During the period commencing on the date hereof and ending on the Closing Date, in the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Acquisition or any other transaction contemplated hereby or seeks damages in connection therewith, the Parties shall:

a)	cooperate and use all commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding,
b)	in the event an injunction or other order is issued in any such action, suit or other proceeding, use all commercially reasonable efforts to have such injunction or other order lifted, and
c)	cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.
6.6.5

During the period commencing on the date hereof and ending on the Closing Date, the Seller shall cause the Company Group to give all notices to third parties and use its reasonable efforts (in consultation with the Purchaser) to obtain all third-party consents:

a)	necessary, proper or advisable to consummate the transactions contemplated hereby;
b)	required to be given or obtained;
c)	required to avoid a breach of or default under any Company Contract in connection with the consummation of the transactions contemplated hereby;
d)	required to prevent a Material Adverse Effect occurring prior to, on or following the Closing Date.
6.6.6	During the period commencing on the date hereof and ending on the Closing Date, the Seller, on the one hand, and the Purchaser, on the other hand, shall give prompt notice to the other Party of:
a)

the occurrence, or failure to occur, of any event, the occurrence or failure of which would be likely to cause any warranty of the Seller, any Shareholder or the Purchaser, as the case may be, contained herein to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any condition specified in Clause 7; and

b)

any failure of the Seller, any Shareholder or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder.

6.6.7	The Seller and the Purchaser hereby acknowledge that the Purchaser or the Seller – as the case may be – do not and shall not waive any right they may have hereunder as a result of such notifications.

6.6.8	The Seller shall cause the Group Companies to do all things required to be done by a Group Company pursuant to this Agreement.
6.7	Supplements to Disclosure Schedules
6.7.1

From time to time up to the Closing, the Seller shall promptly supplement or amend the Disclosure Schedules that it has delivered with respect to any matter first existing or occurring following the date hereof that:

a)	if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Disclosure Schedules, or
b)	is necessary to correct any information in the Disclosure Schedules that has been rendered inaccurate thereby.
6.7.2

No supplement or amendment to any Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sub-Clause 7.1 or the obligations of the Seller under Sub-Clause 10.1 or the liability of the Seller for breach of any of the Seller Warranties.

7.	CONDITIONS TO CLOSING
7.1	Conditions to Obligations of the Purchaser
7.1.1	The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfilment at or prior to the Closing of each of the following additional conditions:
a)

Clearance under Sections 55-62 AWV. Clearance under Sections 55-62 AWV (cross-sectoral review of acquisitions of undertakings – sektorübergreifende Prüfung von Unternehmenserwerben) has been achieved by the occurrence of one of the following conditions in (i) through (iii):

(i)	AWV Section 58 Clearance has been received by the Purchaser;
(ii)

in the event (i) has not occurred, AWV Section 58 Clearance is deemed granted pursuant to Section 58 para. 2 AWV because the two month period after receipt by BMWi of the request for AWV Section 58 Clearance has expired without the Purchaser having received notice of the commencement of review (Eröffnung des Prüfverfahrens) (“AWV Section 55 Commencement Notice”);

(iii)

in the event AWV Section 55 Commencement Notice has been received by the Purchaser within such two month period, (x) the time period until which BMWi can issue prohibition or orders under Section 59 AWV has expired without any such prohibition or order (other than Permitted Orders) having been issued or (y) BMWi has confirmed to the Purchaser in writing that no such prohibition or orders (other than Permitted Orders) will be issued.

b)

Clearance under Sections 60-62 AWV. Clearance under Sections 60-62 AWV (sector specific review of acquisitions of undertakings – sektorspezifische Prüfung von Unternehmenserwerben) has been achieved by the occurrence of one of the following conditions in (i) through (iv):

(i)	AWV Section 60 Confirmation has been received by the Purchaser;
(ii)	in the event (i) has not occured, the Purchaser has received notification by BMWi that the acquisition of the Shares has been released (freigegeben) under Section 61 AWV;

(iii)

in the event (ii) has not occurred, the three month period after AWV Notification pursuant to Section 61 AWV has expired without the Purchaser having received notice of the commencement of review (Eröffnung des Prüfverfahrens) (“AWV Section 61 Commencement Notice”);

(iv)

in the event AWV Section 61 Commencement Notice has been received by the Purchaser within such three month period, the time period until which BMWi can issue prohibition or orders (other than Permitted Orders) under Section 62 AWV has expired without any such prohibition or order (other than Permitted Orders) having been issued.

c)

Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

d)

Warranties. The Fundamental Seller’s Warranties and the Seller’s Warranties in Clauses 5, 7, 10, 11, 16, 17, 18, 19, 20, 21, 23, 25, 26 and 35 shall have been true and correct and complete in all material respects as of the date hereof and shall be true and correct and complete in all material respects as of the Closing Date as though made on and as of the Closing Date, provided that “material” for the purposes of this clause 7.1.1d) shall mean a breach which has an aggregate negative impact on the Company Group of more than EUR 6,500,000 and has not been cured prior to the Closing.

e)

Performance of Obligations of the Seller and the Company. The Seller and the Company shall have performed in all material respects all covenants and agreements required to be performed by each of them hereunder at or prior to the Closing.

f)	No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect that has not been cured prior to the Closing.
g)

Lockman Outstanding; Release of Liens. In the event the Closing Date is expected to occur on a date which does not make it reasonably possible to make the repayment under Clause 3.5a) before the Lockman Repayment Agreement has terminated, the Seller shall have delivered to the Purchaser a payoff letter from Lockman (“Lockman Payoff Letter”) confirming that if the Lockman Outstanding is paid to Lockman on the Closing Date, all obligations of the Company under or in connection with the Lockman Loan Agreement will have been settled in full and that all Liens affecting the shares of the Company, any real or personal property of a Group Company including receivables assigned as security are being released, all substantially equivalent to the terms of Clause 3 of the Lockman Repayment Agreement.

h)	Transaction Payments Statement. The Seller shall have delivered to the Purchaser the Transaction Payments Statement at least two (2) Business Days prior to the Closing Date.
7.1.2	The Purchaser may waive (in its absolute discretion) any of the conditions in Clause 7.1.1 with the exception of the conditions in Clauses 7.1.1a) and 7.1.1b) by written notice to the Seller.

7.2	Conditions to Obligations of the Seller
7.2.1	The obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfilment at or prior to the Closing of each of the following additional conditions:
a)

Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

b)

Warranties. The warranties of the Purchaser contained in Clause 5 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those warranties that by their terms are qualified by materiality shall be true and correct in all respects.

c)

Performance of Obligations by the Purchaser. The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it hereunder on or prior to the Closing Date.

d)	Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Seller the documents listed in Sub-Clause 8.3.
7.2.2	The Seller may waive (in its absolute discretion) any of the conditions in Clause 7.2.1 by notice to the Purchaser.
8.	CLOSING
8.1	Closing
8.1.1

The Closing shall occur at 3 p.m. Central European Time on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Clause 7 that are contemplated to be satisfied prior to the Closing, or on such other date as the Parties may agree.

8.1.2	The Closing shall take place at the offices of King & Spalding LLP at Taunustor 1, 60310 Frankfurt am Main or at such other place as the Parties may agree.
8.2	Seller Closing Deliveries

At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

a)	In the event of Clause 7.1.1g), the Lockman Payoff Letter;
b)	all other documents required to be entered into by a Group Company or the Seller pursuant hereto.
8.3	Purchaser Closing Deliveries and Payments
8.3.1

At the Closing, the Purchaser shall have delivered, or cause to be delivered, to the Seller all documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

8.3.2

When all deliveries as per Clause 8.2 have been effected or waived by the Purchaser and all deliveries as per Clause 8.3.1 – if any – have been effected or waived by the Seller, the Purchaser shall make the payments provided for in Clauses 3.4 (Payment of the Purchase Price) and 3.5

(Payment of other amounts payable at Closing) and 3.2 (Payment of Escrow Amount). The Seller shall cause all banks to which such payments are to be made to give notice of the receipt of such payments to the Purchaser by telecopy transmission.

8.4	Closing Protocol and registrations
8.4.1

When all payments to be made pursuant to Clause 8.3.2 have been received on the respective bank accounts, the Seller and the Purchaser shall execute the Closing Protocol. For the avoidance of doubt, the time when all such payments have been made is the time when the transfer of the Shares becomes effective (Clause 2.1.2).

8.4.2

The acting notary is hereby instructed to take the following actions after receiving a certified copy of the executed Closing Protocol or upon receiving concurring instructions to that effect from Seller and Purchaser:

a)	to submit an amended list of shareholders of the Company to the commercial register;
b)	to attach the Closing Protocol to the deed in which this Agreement is recorded; and
c)	to provide copies of each of the foregoing documents to the Parties.
8.5	Waiver of Closing Events
8.5.1	The Purchaser may waive the occurrence of each of the Closing Events referred to in Clause 8.2.
8.5.2	The Seller may waive the occurrence of each of the Closing Events referred to in Clause 8.3.
8.5.3

When a Party waives the occurrence of a Closing Event, the relevant action shall no longer be a Closing Event but such waiver does not affect the obligation of the other Party to promptly take the relevant action unless expressly released from having to do so by the waiving Party.

8.6	Termination

This Agreement may be terminated by declaring rescission (Rücktritt vom Vertrag):

a)	by written notice from the Seller to the Purchaser, in the event the Purchaser
(i)	fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing; or
(ii)	materially breaches any of the Purchaser Warranties provided that for purposes of this subclause 8.6b)(ii) “material” shall have the meaning defined in Clause 7.1.1d),

in the cases of both (i) and (ii) provided that such failure or breach is not cured within twenty (20) days following the Seller having notified the Purchaser of its intent to terminate this Agreement pursuant to this Sub-Clause 8.6a);

b)	by written notice from the Purchaser to the Seller:
(i)	in the event the Seller or a Shareholder fails to perform in any material respect any of their agreements contained herein required to be performed by them at or prior to the Closing; or
(ii)	materially breaches any of the Seller Warranties mentioned in Clause 7.1.1d) provided that for purposes of this subclause 8.6b)(ii) “material” shall have the meaning defined in Clause 7.1.1d),

in the cases of both (i) and (ii) provided that such failure or breach is not cured within twenty (20) days following the Purchaser having notified the Seller of its intent to terminate this Agreement pursuant to this Sub-Clause 8.6b); or

c)

by written notice by the Seller to the Purchaser or the Purchaser to the Seller, as the case may be, in the event the Closing has not occurred on or prior to the date falling six months following the date hereof (the “Expiration Date”) for any reason other than delay or non-performance of the Party seeking such termination.

For the avoidance of doubt, no termination of this Agreement is possible after the Closing.

8.7	Effect of Termination

In the event of termination of this Agreement pursuant to Clause 8.6, this Agreement shall be of no further effect and there shall be no further liability on the part of any Party or its partners, Officers or Directors, except for obligations under Sub-Clause 14.1 (Public Announcements), Sub-Clause 14.3 (Notices), Sub-Clause 14.7 (Governing Law), Sub-Clause 14.8 (Dispute Resolution) and Sub-Clause 14.12 (Transaction Costs) and this Sub-Clause 8.7, all of which shall survive the Termination Date, provided that the costs of notarisation of this Agreement and of all declarations made in connection therewith and the costs of the data room services shall be borne as follows:

a)	by the Purchaser in the event of termination pursuant to Clause 8.6a);
b)	by the Seller in the case of termination pursuant to Clause 8.6b);
c)

the costs of the data room services  by the Purchaser and the other costs by the Seller and the Purchaser at 50% each in the event of termination pursuant to Clause 8.6c) unless any Party should be at fault for the non-occurring of the Closing (es schuldhaft verursacht haben) in which case such Party shall bear such costs.

Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for any breach hereof.

9.	TAX MATTERS
9.1.1

Tax Periods Ending on or Before the Locked Box Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Group Companies for all periods ending on or prior to the Locked Box Date which are filed after the Closing Date. The Purchaser shall be reimbursed by the Seller for Taxes of the Group Companies with respect to all taxable periods ending on or before the Closing Date within fifteen (15) days after payment by the Purchaser or a Group Company of such Taxes. The preceding claim for reimbursement does not apply to the extent that

i.	such Taxes were reflected as a liability in the Financial Statements as of the Locked Box Date;
ii.

the Purchaser or the respective Group Company is, as the result of an adjustment or payment giving rise to such Taxes, entitled to any benefits by refund, reduction or set-off of Taxes in periods after the Locked Box Date (e.g. in the case of a lengthening of amortization or depreciation periods or higher depreciation allowances) provided that such future Tax benefits shall be considered only to the extent relating to a period of five (5) years following the Locked Box Date and shall be discounted using a discount rate of 1.5 % p.a. as of the Locked Box Date;

iii.

the Taxes result from any change in the accounting or taxation principles or practices of the Purchaser or the respective Group Company introduced after the Locked Box Date unless such change is required by mandatory law;

iv.

the Taxes result from any restructuring or reorganisation of the respective Group Company or the Business introduced after the Locked Box Date which has retroactive Tax effect unless such restructuring or reorganisation is required by mandatory law;

v.	Purchaser or the respective Group Company have a corresponding enforceable receivable or enforceable civil law claim against any third party for reimbursement; or
vi.	Purchaser was already reimbursed for such Taxes by another payment of the Seller pursuant to this Agreement.

The Parties agree that if the Purchaser raises claims against the Seller according to Clause 9.1.1 Sentence 2, and those claims could have been raised by the Purchaser according to Clause 10.1.1 b) or Clause 13 of Schedule 1, then Clause 11.2.4 a) shall apply meaning that the Claim under Clause 9.1.1 Sentence 2 could not be raised under the conditions in Clause 11.2.4a).

9.1.2

Tax Periods Beginning Before and Ending After the Locked Box Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of each Group Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Purchaser shall be reimbursed by the Seller an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Locked Box Date within fifteen (15) days after payment by the Purchaser or a Group Company of such Taxes. The limitations pursuant to Sub-Clause 9.1.1 sentence 3 apply mutatis mutandis. For purposes of this Sub-Clause 9.1.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Locked Box Date, the portion of such Tax that relates to the portion of such Taxable period ending on the Locked Box Date shall

a)

in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Locked Box Date and the denominator of which is the number of days in the entire Taxable period, and

b)	in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Locked Box Date.

Any credits relating to a Taxable period that begins before and ends after the Locked Box Date shall be taken into account as though the relevant Taxable period ended on the Locked Box Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company Group.

9.1.3

Preparation of Tax Returns. The Purchaser shall provide the Seller with copies of any Tax Returns to be filed by the Purchaser pursuant to Sub-Clauses 9.1.1 and 9.1.2 at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto). All such Tax Returns to be prepared pursuant to Sub-Clauses 9.1.1 and 9.1.2 shall be prepared in a manner consistent in all material respects with past practices of the relevant Group Company, except as otherwise required by applicable Tax law. The Seller shall have the right to review and comment on such Tax Returns prior to the filing of such Tax Returns. Except as otherwise required by applicable Tax law the Purchaser shall not file any such Tax Returns without prior written consent of the Seller which may not be unreasonably withheld, conditioned or delayed.

9.1.4

Cooperation on Tax Matters. Each Group Company, the Seller and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Sub-Clause and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree:

a)

to retain, or to procure that the respective Group Company retains all books and records with respect to Tax matters pertinent to a Group Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and

b)

to give the respective other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if either Party so requests, the other Party shall allow to take possession of such books and records.

The Purchaser and the Seller agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

In particular, Purchaser shall procure that the Seller is informed in a timely manner, but in any event within ten (10) days, of all Tax assessments (Steuerbescheide) and announcements of Tax audits (Betriebsprüfungen) which may give rise to a claim of Purchaser regarding Taxes under this Agreement or to a claim of the Seller for a Tax refund under this Agreement. Purchaser shall procure that the Seller is provided with all relevant documents and other information reasonably required by all Seller to this extent and that the Seller shall at his request be given the opportunity to instruct, at its own expense, counsel, accountants or auditors in relation to such Tax audits and to participate in meetings with Tax authorities in relation to such Tax audits, however, taking duly into account Purchaser's interests.

At Seller's costs and expense Purchaser shall take such action as the Seller may reasonably require by written notice to Purchaser to avoid, dispute, resist, appeal or otherwise defend against any claim for Taxes for which the Seller may be liable under this Agreement or to collect any claim for refund of Taxes. Purchaser shall procure that any such defence will be controlled by the Seller and that the Seller will be provided with all relevant documents, other information and assistance reasonably required by Seller for the defence. Purchaser shall be given the opportunity to participate in the defence at its own expense with their own counsel. No concession shall be made by the Seller, and no claim for Taxes shall be acknowledged or settled towards the Tax authorities, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

9.1.5

Tax Sharing Agreements. Any tax sharing agreement between the Seller and any entity other than a Group Company on the one hand and a Group Company on the other hand shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

9.1.6	Costs. Each Party shall bear its own expenses and costs in connection with the Sub-Clauses 9.1.1 to 9.1.5.

10.	INDEMNIFICATION
10.1	Indemnification Obligations of the Seller
10.1.1

The Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses), provided they fall within the meaning of damage (Schaden) as defined in Sections 249, 252 BGB:

a)

arising out of or relating to any breach of any covenant, agreement or undertaking made by the Seller or a Shareholder in this Agreement or the Seller Ancillary Documents other than those for which specific remedies have been agreed upon in this Agreement in Clause 4 (Warranties of the Seller), Clause 5 (Warranties of the Purchaser), Clause 10.1.1b) or in the  Non-Competition Agreement;

b)	for:
(i)

any Taxes of a Group Company with respect to any Tax period or portion thereof ending on or before the Locked Box Date (or for any Tax period beginning before and ending after the Locked Box Date to the extent allocable (determined in a manner consistent with Sub-Clause 9.1.2 to the portion of such period beginning before and ending on the Locked Box Date), or Taxes which relate to an event or transaction occurring on or before the Locked Box Date, except to the extent such Taxes were reflected as a liability in the Financial Statements as of the Locked Box Date,

(ii)

the unpaid Taxes of any Person (other than the Group Companies) for which a Group Company, the Purchaser or its Affiliates is or becomes liable, which Taxes relate to an event or transaction occurring on or before the Locked Box Date, and

(iii)

the unpaid Taxes of any Person (other than the Group Companies) as a transferee or successor, by contract, or otherwise, which Taxes relate to an event or transaction occurring on or before the Locked Box Date;

it being understood that the limitations pursuant to Sub-Clause 9.1.1 sentence 3 and Sub-Clause 9.1.4 apply mutatis mutandis;

c)	any claim by the Seller or other holder of equity securities in a Group Company as a result of the transactions contemplated by this Agreement, other than any claims:
(i)	relating to the Purchaser’s failure to pay any portion of the Purchase Price pursuant to this Agreement,
(ii)	against the Purchaser or any of its Affiliates (other than a Group Company) unrelated in any way to a Group Company; or
(iii)	against the Purchaser arising under this Agreement or any Purchaser Ancillary Document; or
(iv)	arising out of any Seller Ancillary Documents;
d)

with respect to any amounts comprised in Transaction Payments to the extent not paid on or prior to the Closing Date except to the extent such Transaction Payments were reflected as a liability, write-off or provision in the Financial Statements as of the Locked Box Date;

e)

to the extent not covered by the provision (Rückstellung) set up in this respect in the interim accounts of the Company as of the Locked Box Date mentioned under lit. (e) of the definition of Financial Statements, any amount payable by the Company and not yet paid until the Locked Box Date under the agreements made between the Company and Tawazun Economic Council, Abu Dhabi or with respect to the bank guarantee issued by National Bank of Abu Dhabi in favour of Tawazun Economic Council dated October 19, 2015, in all cases to the extent relating to orders received and confirmed by the Company prior to the Closing Date. The Parties agree that they will cause the Company to seek a confirmation from Tawazun Economic Council that no such obligations of the Company are asserted which would fall under this Clause 10.1.1e) sufficiently in time before expiry of the relevant limitation period provided for in Clause 11.1.1.

10.1.2

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Purchaser Indemnified Parties described in this Sub-Clause 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses”. For the avoidance of doubt, in calculating the amount of any Purchaser Loss the proceeds actually received  by the relevant Purchaser Indemnified Party or any of its Affiliates under the R&W Insurance Policy with respect to such Purchaser Loss shall be deducted therefrom.

10.2	Indemnification Obligations of the Purchaser; Tax Refunds
10.2.1

The Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses arising out of or relating to:

a)	any breach or inaccuracy of any of the Purchaser Warranties or warranty made by the Purchaser in any Purchaser Ancillary Document; or
b)	any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document.
10.2.2

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Seller Indemnified Parties described in this Sub-Clause 10.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses”.

10.2.3

Purchaser shall reimburse to Seller for any repayment of any Tax (including but not limited to by way of set-off or deduction) received by any Group Company which relates to any time period ending on or prior to the Locked Box Date or with respect to Seller's portion of any such time period (“Tax Refunds”), except to the extent such Tax Refunds were reflected as a current receivable in the Financial Statements as of the Locked Box Date and further subject to application mutatis mutandis of the other exceptions in the last sentence of Clause 9.1.1. Purchaser shall, and shall procure that the relevant Group Company will, as soon as reasonably practicable, at the latest within fifteen (15) days after the receipt of the respective notification from the Governmental Authority, notify Seller in writing of the receipt of any Tax Refunds and shall compensate the Seller within the next fifteen (15) days after notification.

10.3	Indemnification Procedure
10.3.1	Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Loss or Seller Loss (as the case may be), such Indemnified Party shall notify the Purchaser or the Seller, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defences otherwise available to the Indemnifying Party with respect to such claim.

10.3.2

The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 25 days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defence of such audit, investigation, action or proceeding, to the extent such audit, investigation, action or proceeding involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defence of any audit, investigation, action or proceeding if:

a)	such claim could reasonably result in criminal liability of, or any other than only payment verdict against, the Indemnified Party; or
b)	such claim is made by a customer or supplier of a Group Company; or
c)

the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim; or

d)

any insurer, including the insurer under the R&W Insurance Policy, requires, as a condition to an Indemnified Party’s eligibility to recover insurance proceeds on account of such Third Party Claim, that such insurer control the matter.

10.3.3

In the event, however, that the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defence of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 25 day period, or if the Indemnifying Party is not entitled to assume the defence of the audit, investigation, action or proceeding in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding.

10.3.4

In any audit, investigation, action or proceeding for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defence of such action, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense.

10.3.5	The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be)

reasonably appraised of the status of the defence of any matter the defence of which it is maintaining and to cooperate in good faith with each other with respect to the defence of any such matter.

10.3.6

No Indemnified Party may settle or compromise any audit, investigation, action or proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party unless (i) the Indemnifying Party fails to assume, or is not permitted to assume and maintain the defence of such claim pursuant to Sub-Clause 10.3.1 or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent:

a)	includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim;
b)	does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party; and
c)

does not contain any obligation other than for the payment of money or any term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

If at any time the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party and the third party wish to settle or compromise a third party claim for a certain amount and the Indemnified Party declines to do so (or fails to comply with such wish within ten (10) calendar days of such written notification), any liability by the Indemnifying Party towards the Indemnified Party in connection with such third party claim shall be capped at the aforementioned certain amount.

10.3.7

In the event an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Claim Notice”). The Claim Notice shall specify the basis for such claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Sub-Clause 10.3.

10.3.8

The Indemnifying Party shall be obliged to notify the Indemnified Party within thirty (30) days following its receipt of the Claim Notice in the event the Indemnifying Party disputes its liability to the Indemnified Party under this Clause 10 or the amount thereof. If the Indemnifying Party fails to so notify the Indemnified Party and the Indemnified Party thereafter satisfies an underlying third party claim or otherwise takes any relevant action before receiving further notifications from the Indemnifying Party, the Indemnifying Party may not object to the Indemnified Party as a defence any facts or circumstances that would have adversely affected the merits of the claim raised in the Claim Notice of which it could have informed the Indemnified Party within the thirty day period in Sentence 1. After issuance of a Claim Notice, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of the relevant claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds in an amount equal to such claim as determined hereunder.

10.3.9

Any indemnification obligation of the Seller pursuant to this Clause 10.3 shall be satisfied first from the Escrow Fund in pursuance of the rules provided for in Clause 3.9 and in the Escrow Agreement and, if the Escrow Fund is insufficient or has been fully distributed, by the Seller.

11.	LIMITS ON LIABILITY
11.1	Limitation Periods
11.1.1

All Claims shall become time-barred (verjähren) on the date which is twenty-seven (27) months after the Closing Date, except for (i) Claims based on a breach of Fundamental Seller Warranties or in relation to specific performance claims (Erfüllungsansprüche) to transfer title to the Shares, which shall become time-barred (verjährt) sixty-six (66) months after the Closing Date; and (ii) Claims relating to Taxes which shall become time-barred (verjährt) six months after the relevant tax assessment notice (Steuerbescheid) has become final and conclusive in terms of form and contents (formell und materiell bestandskräftig).

11.1.2

The expiry period for any Claims shall be tolled (gehemmt) pursuant to Section 209 BGB by a Claim Notice, provided that the Indemnified Party commences judicial proceedings within twelve (12) months after the issuance of the Claim Notice. Section 203 BGB shall not apply, unless the Parties agree in writing that the expiry period shall be suspended (gehemmt) on the basis of pending settlement negotiations.

11.2	Liability Limits
11.2.1

The total aggregate amount of the liability of the Seller in respect of all and any Claims shall be limited to an amount equal to (i) the Purchase Price for Fundamental Seller Warranties and Leakage Claims; (ii) €3,000,000 for Claims subject to Clauses IV C, D, E of the R&W Insurance Policy; (iii) €6,500,000 for Claims subject to Clause IV G of the R&W Insurance Policy (Corrupt Practices); (iv) €5,000,000 above the amount covered by the R&W Insurance Policy for Claims based on a breach of the Seller Warranties in Section 18 of Schedule 1 (Intellectual Property) and (v) €440,000 for any other Claims under Seller Warranties and under the indemnity in Clause 10.1.1e) (obligations under the Tawazun Economic Council agreements) and Claims under Seller Warranties subject to Clauses IV A, B, H and I of the R&W Insurance Policy.

11.2.2

Any Purchaser Indemnified Party shall only have Claims under Seller Warranties if and to the extent an individual Claim exceeds an amount of €15,000 in each case (de-minimis-amount) or the aggregate of individual Claims which are lower than such amount exceeds an amount of €60,000.

11.2.3	No Double Relief, Access to Records
a)

Compensation for any Claim with respect to the same matter or the same set of facts can only be recovered once, regardless of whether they arise under one or several provisions under this Agreement (no double-dip).

b)

The Purchaser shall give all such reasonable assistance to the Seller and the Shareholders and access to all such information and documents in its possession or control as reasonably required in order to remedy the Claim and/or determine the Claim, as applicable.

11.2.4	The Seller shall not be liable for any Claim under or in connection with this Agreement if and to the extent that:
a)	the amount of the Claim is recoverable from a third party (including the R&W Insurer or any other insurance providers);

b)

Purchaser, Purchaser's affiliates or – following the Closing Date – the Company Group have participated in causing such Claim within the meaning of Section 254 (1) BGB or have failed to comply with their obligation to mitigate damages pursuant to Section 254 (2) BGB;

c)	the relevant action or omission triggering the Claim was carried out at the direction, request or with the prior written consent of the Purchaser or was explicitly provided for in this Agreement;
d)

the Claim results or is increased (in that case limited to the increase) from the passing of, or any change in, after the Closing Date, any applicable law or administrative practice or order of any Governmental Entity;

e)	the procedures set forth in Sub-Clause 4.4 and Clause 10 were not observed by Purchaser if and to the extent damages were caused or increased by such non-compliance;
f)	it is reduced by any present or future advantage or benefit, including tax benefits, arising out of or in connection with the relevant matter giving raise to the Claim;
h)	the relevant amount is reflected as a write-off, liability or provision in the consolidated balance sheet of the Company as of the Locked Box Date.
11.2.5

Any failure of any Purchaser Indemnified Party to comply with any notification obligation shall release the Seller from its indemnification obligations only if, and only to the extent that, such failure to so notify the Seller results in the forfeiture by the Seller of rights and defences otherwise available to the Seller with respect to such claim.

11.2.6	For the avoidance of doubt no provision herein shall prohibit any Purchaser Indemnified Party from recovery of amounts under the R&W Insurance Policy.
11.3	Investigations

The respective warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing Date and the rights to indemnification set forth in Clause 10 shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a Party to this Agreement, provided that the liability limitations of the Seller in Clause 11.2.1 shall remain unaffected.

11.4	Exclusion of further Remedies

The remedies provided for in this Agreement (including in Sub-Clause 4.4) and recovery under the R&W Insurance Policy shall be the sole remedies available to a Purchaser Indemnified Party with respect to Claims or otherwise as regards claims of a purchaser for defects of the purchased object (Rechte des Käufers bei Mängeln der verkauften Sache). To the extent permitted by law any further claims and remedies of a Purchaser Indemnified Party relating to defects of the purchased object (Mängel der verkauften Sache) irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims for pre-contractual fault (Section 311 (2) and (3) and Section 241 (2) BGB), breach of contract (Pflichtverletzung aus dem Schuldverhältnis), frustration of contract (Störung der Geschäftsgrundlage), claims arising from statutory warranty provisions (gesetzliche Gewährleistungsbestimmungen) and any other claims to terminate this Agreement (zurücktreten vom Vertrag), to reduce the Purchase Price (Kaufpreis mindern) or to rescind this Agreement (anfechten), or for other reasons to cause the termination, invalidity or unwinding (Rückabwicklung) of this Agreement, a change of its content or a reimbursement or reduction of the Purchase Price.

11.5	No Limitation for Intentional Breach

The limitations and exclusions of Seller’s liability under this Agreement set forth in this Clause 11 shall not apply (i) to any intentional (vorsätzlich) breach of any of the Sellers’ obligations under this Agreement or (ii) in the event of fraud, wilful default or wilful concealment on behalf of the Seller or its advisers and representatives. Sections 123 and 826 BGB shall not be affected.

12.	NON-COMPETITION AGREEMENT

The Parties and the Shareholders hereby enter into the non-competition agreement included in this Deed as Appendix 12 (the “Non-Competition Agreement”).

13.	APPROVAL DECISIONS
13.1.1

The Shareholders made a shareholder resolution of the Seller, attached as Appendix 13.1.1 for documentary purposes only, that the sale and assignment of the Shares by the Seller to the Purchaser in accordance with this Agreement is approved.

13.1.2

The Seller in its capacity as the only shareholder of the Company made a shareholder resolution of the Company, attached as Appendix 13.1.2 for documentary purposes only, that the sale and assignment of the Shares by the Seller to the Purchaser in accordance with this Agreement is approved.

14.	MISCELLANEOUS PROVISIONS
14.1	Shareholder Guarantee

The Shareholders hereby guarantee as if they were the debtor themselves (verbürgen sich selbstschuldnerisch für) all obligations of the Seller arising out of or in connection with this Agreement.

14.2	Public Announcements

Subject to its legal obligations, the Seller shall (and shall cause the Company Group to) consult with the Purchaser regarding the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers, suppliers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

14.3	Notices

All notices, communications and deliveries required or made hereunder must be made in writing, signed by or on behalf of the Party or Shareholder making the same (unless notarisation or any other specific form is required by mandatory law) and shall be delivered personally or by telecopy transmission (including transmission of PDF documents by e-mail) or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:	Melissa Brown, Esq. AEROVIRONMENT,Inc. 900 Innovators Way Simi Valley, CA 93065 USA BrownM@avinc.com

Pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted.

with a copy to:	Michael Prinz zu Löwenstein, Esq. King & Spalding LLP Taunustor 1 60310 Frankfurt am Main Germany mloewenstein@kslaw.com
To the Seller:	Norbert Gebbeken Unmanned Systems Investments GmbHVogelsangstraße 8 73760 Ostfildern Gebbeken.usi@gmail.com
with a copy to:	Dr. Timo Huesmann, Esq. Stahl & Kessler Rechtsanwälte Partnerschaft mbBRichard-Wagner-Straße 10 70184 Stuttgart timo.huesmann@sk-stuttgart.de
To the Shareholders:	Norbert Gebbeken [***] Thomas Biehne [***] Adam Jaroh [***]
with a copy to:	Dr. Timo Huesmann, Esq. Stahl & Kessler Rechtsanwälte Partnerschaft mbBRichard-Wagner-Straße 10 70184 Stuttgart timo.huesmann@sk-stuttgart.de
To the Notary (for purposes of the notary trust account):	Dr. Klaus K. Fischer, LL.M. Göring, Schmiegelt & Fischer Neue Mainzer Str. 75 60311 Frankfurt am Main k.fischer@gsf-law.de or to such other representative or at such other address of a Party or Shareholder as such Party or Shareholder may furnish to the other Parties and to the Shareholders in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) upon transmission by facsimile, (c) on the first Business Day following timely delivery to an international overnight courier service or (d) on the actual date of receipt following it being mailed by surface or air mail.

14.4	Schedules and Appendices

The Schedules and Appendices are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein and/or in the Reference Deed.

14.5	Assignment; Successors in Interest
14.5.1

No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Party; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations (with the exception of any payment obligation) hereunder to one or more Affiliates of the Purchaser, provided that the Purchaser shall be obliged to re-assign any previously assigned rights and obligations to the Purchaser at the moment the Purchaser loses control over such Affiliate.

14.5.2

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

14.6	Captions

The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

14.7	Governing Law

It is the mutual understanding of the Parties that this Agreement shall be governed by and construed and enforced in accordance with the laws of Germany.

14.8	Dispute Resolution

All disputes out or in connection with the present contract shall be subject to the exclusive jurisdiction of the courts in Frankfurt am Main, Germany.

14.9	Amendments

Any amendment, supplementation (Ergänzung) or suspension (Aufhebung) of this Agreement, including this provision, shall be valid only if agreed in writing (Schriftform), except where a stricter form (e.g. notarisation) is required under mandatory law.

14.10	Severability

If any provision of this Agreement should be or become wholly or partially void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall not be affected thereby. Any such void, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the void, ineffective or unenforceable provision as it regards subject-matter, extent (Maß), time, place and scope (Geltungsbereich). The aforesaid shall apply mutatis mutandis to any gap (Lücke) in this Agreement.

14.11	Cooperation Following the Closing

Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

14.12	Transaction Costs

Except as provided above or as otherwise expressly provided herein each Party and the Shareholders shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.

The Purchaser shall bear the brokerage commission due to BNP Paribas Securities Corp.. The Seller shall solely be responsible for the fees and expenses of any other broker set forth on Disclosure Schedule 28.

The costs of notarisation of this Agreement and of the Escrow Fund shall be borne by the Purchaser. The costs of the providing of the data room services by Datasite shall be borne by the Seller and, to the extent already paid by Purchaser, shall be reimbursed by the Seller to the Purchaser.

All premiums, broker commissions, underwriting commissions, Taxes, and other fees and expenses payable with respect to the R&W Insurance Policy or in accordance with the terms of the R&W Insurance Policy shall be borne by Seller at 50% (the “Seller R&W Insurance Contribution”) and by the Purchaser for the remainder. The Seller R&W Insurance Contribution will be paid by deduction from the purchase price payment pursuant to Clause 3.1e).

14.13	Language

The language of this Agreement is English and all documents, notices, waivers and all other written communication or otherwise between the Parties in connection with this Agreement shall be in English. If this Agreement is translated into another language, the English language text shall prevail, provided that the rule in Sub-Clause 1.2.1i) shall not be affected.

14.14	Data Room

At or prior to the date hereof, each Party has been provided by Datasite with a data storage device containing all contents of the data room until the date of the closing thereof and with a certificate of Datasite confirming such date and the fact that the device contains all such contents. A warranty stating that certain documents have been made available, provided or delivered to the Purchaser shall mean that the documents in question have been included in the data room.

A further copy of the data storage device shall, for a period of five years, be deposited with the Notary; upon request of either Party the Notary will provide such Party with a copy of that device. The Notary shall not be liable for the conservation, preservation and/or content of such data storage device. After elapse of the said five year period the Notary shall be entitled to destroy the device.

SCHEDULE 1 - SELLER WARRANTIES

1.	ORGANISATION
1.1

Each Group Company is a corporation or limited liability company, as applicable, duly formed and validly existing under the laws of the jurisdiction of incorporation or organisation, as applicable, set forth on Disclosure Schedule 3 and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

1.2

Each Group Company is duly qualified or registered as a foreign corporation or limited liability company, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration.

1.3

The Seller has heretofore made available to the Purchaser true, correct and complete copies of the constitutional documents of each Group Company as currently in effect and the corporate or limited liability company, as applicable, record books with respect to actions taken by its shareholders, board of directors, members or managers, as applicable.

1.4	Disclosure Schedule 1 contains a true, correct and complete list of the jurisdictions in which the Subsidiary is qualified or registered to do business as a foreign corporation.
2.	CAPITAL SHARE
2.1

Disclosure Schedule 2.1 accurately and completely sets forth the capital structure of each Group Company including the number of shares of capital share, units or other equity interests which are authorised and which are issued and outstanding.

2.2	All of the issued and outstanding shares of capital share, units or other equity interests of each Group Company:
(a)	are duly authorised, validly issued, fully paid and non-assessable,
(b)	are held of record by the Persons and in the amounts set forth on Disclosure Schedule 2.1, and
(c)	were not issued or acquired by the holders thereof in violation of any Law, agreement or the pre-emptive rights of any Person.
2.3	Except as set forth on Disclosure Schedule 2.1, no shares of capital share, units or other equity interests of a Group Company are reserved for issuance or are held as treasury shares, and
(a)

there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital share of a Group Company;

(b)

there are no outstanding contracts or other agreements of a Group Company, the Seller or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital share, units or other equity interests of a Group Company, or securities or obligations of any kind convertible into any shares of the capital share, units or other equity interests of a Group Company;

(c)	there are no dividends which have accrued or been declared but are unpaid on the capital share, units or other equity interests of a Group Company;

(d)	there are no outstanding or authorised share appreciation, phantom share, share plans or similar rights with respect to a Group Company; and
(e)

there are no voting agreements or other agreements relating to the management of a Group Company. Except as set forth on Disclosure Schedule 2.1, no Group Company has ever purchased, redeemed or otherwise acquired any shares of capital share, units or other equity interests of a Group Company.

2.4

The merger into the Company of the former telerob Gesellschaft für Fernhantierungstechnik mbH (HRB 214151 of the Commercial Register at the Local Court (Amtsgericht) in Stuttgart) was valid and effective and does not give rise to any rights or claims of former shareholders of such merged entity.

2.5

Other than the Seller, no other Person is the record holder of any capital share, units or other equity interests in the Company. Since October 6, 2016, no prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any capital share (including options, warrants or debt convertible into shares, options or warrants) of a Group Company or any entity that has been merged into a Group Company has given rise to any claim or action by any Person that is enforceable against a Group Company, the Seller, or the Purchaser, and to the knowledge of the Seller and the Shareholders, no fact or circumstance exists that could give rise to any such right, claim or action. A list of all redemptions or transfers of shares of capital share, units or other equity interests of a Group Company since incorporation is set forth on Disclosure Schedule 2.1.

3.	SUBSIDIARIES

Except as set forth on Disclosure Schedule 3, no Group Company has since October 6, 2016, owned, nor does it currently own, directly or indirectly, any capital share or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity or otherwise Control any other such entity. Other than the Company, no other Person is the record holder of any capital share, units or other equity interests in the Subsidiary.

4.	REAL PROPERTY
4.1	No Group Company is the owner of any real property or is holding any rights assimilated to real property (grundstücksgleiche Rechte).
4.2	Disclosure Schedule 4.2 sets forth a true and correct legal description of the Leased Real Property.
4.3	Each relevant Group Company, as listed on Disclosure Schedule 4.2, has a valid leasehold interest in the Leased Real Property, and the leases granting such interests are in full force and effect.
4.4

No portion of the Leased Real Property, or any building or improvement located thereon, materially violates any Law for which compliance a Group Company is responsible, including – but subject to the above limitation – those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control.

Except for the Permitted Liens, to the Knowledge of the Seller and the Shareholders, no Leased Real Property is subject to:

(a)	any decree or order of any Governmental Entity (or, to the Knowledge of the Seller and each Group Company, threatened or proposed order) or
(b)	any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.
4.5

Except as set forth in Disclosure Schedule 4.5, the improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used. Except as set forth in Disclosure Schedule 4.5, to Sellers Knowledge, none of the buildings and improvements owned or utilized by a Group Company is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements. There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Seller and the Shareholders, threatened against any of the Leased Real Property or any improvement thereon.

4.6	The Leased Real Property constitutes all of the real property utilized by the Company Group in the operation of the Business.
5.	TITLE TO ASSETS; RELATED MATTERS
5.1	Except as set forth on Disclosure Schedule 5, the Group Companies have good and marketable title to all of their respective property and assets, free and clear of all Liens except Permitted Liens.
5.2	All equipment and other items of tangible personal property and assets of the Group Companies:
(a)	are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted;
(b)	were acquired and are usable in the Ordinary Course and materially conform to all Applicable Laws.
5.3	The Seller and each Group Company has no Knowledge of any material defect or problem with any of such equipment, tangible personal property or assets, other than ordinary wear and tear.
5.4	Except as set forth on Disclosure Schedule 5, since December 31, 2019, no Group Company has sold, transferred or disposed of any assets, other than sales of inventory in the Ordinary Course.
5.5

Disclosure Schedule 5 sets forth a true, correct and complete list and general description of each item of tangible personal property of each Group Company (including leased personal property) having a book value of more than €10.000 or, if not recognized in the balance sheet, aggregate lease or rent payments remaining outstanding from the Locked Box Date until the term of the lease or rental agreement of more than €10,000.

6.	INVENTORY AND PRODUCTS
6.1	The Group Companies’ inventory (both as of the date hereof and on the Closing Date)
(a)	is sufficient for the operation of the Business in the Ordinary Course,
(b)	consists of items that are good and merchantable within normal trade tolerances,

(c)	is of a quality and quantity presently usable or saleable in the Ordinary Course (subject to applicable reserves),
(d)

is valued on the books and records of a Group Company, as applicable, at the lower of cost or market value with the cost determined under the moving average cost (gleitender Durchschnitt) method consistent with past practice, and

(e)

is subject to reserves determined in accordance with GAAP consistently applied, specifically including reserves for obsolescence and excess inventory. No previously sold inventory is subject to returns in excess of those historically experienced by the Group Companies.

6.2	The products manufactured or sold by the Group Companies in the Business until the Closing Date:
(a)	are, and have been, in material compliance with all Applicable Laws;
(b)	do not and will not give raise to any recall obligation of a Group Company or to product liability or personal injury claim of any third party;
(c)

are, and at all relevant times have been, fit for ordinary purposes for which they are intended to be used and conform in all material respect to any promises or affirmations of fact made with respect to such products.

6.3

There is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Law and current industry practice with respect to its contents and use.

7.	FINANCIAL STATEMENTS
7.1	The Financial Statements are attached as Disclosure Schedule 7.
7.2

Except as expressly noted on Disclosure Schedule 7, the Financial Statements have been prepared in accordance with GAAP from the books and records of the Group Companies, and such books and records have been maintained on a basis consistent with GAAP.

7.3

Each balance sheet included in the Financial Statements (including the related notes and schedules, if any) fairly presents the financial position of each Company and its Subsidiaries or the relevant Group Company, as applicable, as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including any related notes and schedules, if any) fairly presents the results of operations and changes in cash flows of each Company and its Subsidiaries or the relevant Group Company, as applicable, for the periods set forth therein, in each case in accordance with GAAP (except as expressly noted therein or as disclosed on Disclosure Schedule 7) and in each case to the extent the relevant facts were known or could have been known using the diligence of a proper merchant at the time the relevant balance sheet or statement of income and cash flows, as the case may be, were prepared.

7.4	Since December 31, 2019, there has been no change in any accounting (or tax accounting) policy, practice or procedure of a Group Company.
7.5

The Group Companies maintain accurate books and records reflecting each of their assets and liabilities and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.

8.	NO UNDISCLOSED LIABILITIES

Except as disclosed on Disclosure Schedule 8, no Group Company has any liability or obligation (whether absolute, accrued, contingent or otherwise) that is not adequately reflected or provided for in the Financial Statements in accordance with GAAP, except liabilities and obligations that have been incurred since the date of the relevant Financial Statement in the Ordinary Course, and no Group Company owes any Group Debt other than the Lockman Outstanding.

9.	ABSENCE OF CERTAIN CHANGES

Since December 31, 2019 and except as set forth on Disclosure Schedule 9, there has not been:

(a)	any Material Adverse Effect,
(b)	any damage, destruction, loss or casualty to property or assets of a Group Company with a value in excess of € 10.000,00, whether or not covered by insurance.
10.	LEGAL PROCEEDINGS
10.1

Except as set forth on Disclosure Schedule 10, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Seller and each Group Company, threatened against, relating to or involving a Group Company or its respective real or personal property before any Governmental Entity or arbitrator (a “Legal Proceeding”).

10.2

None of the Legal Proceedings set forth on Disclosure Schedule 10, if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. No Group Company is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel except those shown in Disclosure Schedule 10 and except those that have been fully settled.

11.	COMPLIANCE WITH LAW
11.1

Each Group Company is (and has been at all times since October 6, 2016, and to the Knowledge of Seller during the past five (5) years) in material compliance with all Applicable Laws (including Applicable Laws relating to corruption, environmental matters and the safety and health of employees).

11.2

To the Knowledge of the Seller and each Group Company each reseller who was or is engaged in selling products of the Company Group in any jurisdiction is (and has been since October 6, 2016, and to the Knowledge of Seller during the past five (5) years) in compliance with all Anti-Corruption Laws.

11.3	Except as set forth on Disclosure Schedule 11, since October 6, 2016, and to the Knowledge of Seller during the past five (5) years:
(a)

no Group Company has been charged with, nor received any written notice that it is under investigation with respect to, and, to the Knowledge of the Seller and each Group Company, no Group Company is otherwise now under investigation with respect to, any violation of any Applicable Law or other requirement of a Governmental Entity,

(b)	no Group Company is a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator and
(c)	each Group Company has filed all reports and has all Licenses required to be filed with any Governmental Entity on or prior to the date hereof.
11.4	No Group Company or any of its Officers or Directors is debarred or suspended from doing business with any Governmental Entity.

11.5

Each Group Company and their agents and to the Knowledge of the Seller and each Group Company each reseller engaged in the selling of products of the Company Group in any jurisdiction are (and have been at all times since October 6, 2016, and to the Knowledge of Seller during the past five (5) years) in compliance with all Applicable Laws related to (i) participation in unsanctioned foreign boycotts and (ii) the import and export of goods, equipment, materials, software, technology, and services, including the following:

(a)

all applicable provisions of the German Foreign Trade Act (Außenwirtschaftsgesetz), Foreign Trade Ordinance (Außenwirtschaftsverordnung), War Arms Control Act (Kriegswaffenkontrollgesetz) and other legislation concerning arms (Waffengesetze);

(b)

all applicable directly effective provisions of European Union legislation including those relating to customs duties, foreign trade, sanctions, anti-dumping, arms embargos and arms control, including Council Regulation (EC) No 428/2009 of 5 May 2009 setting up a Community regime for the control of exports, transfer, brokering and transit of dual-use items;

(c)

all applicable export controls compliance requirements contained in the Export Control Reform Act (50 U.S.C. § 4801) and the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security (15 C.F.R. Parts 730-774) and the Arms Export Control Act (22 U.S.C. § 2778) and the International Traffic in Arms Regulations administered by the U.S. Department of State (22 C.F.R. Parts 120-130), the antiboycott regulations administered by the U.S. Department of Commerce’s Office of Antiboycott Compliance (15 C.F.R. Part 760), and the antiboycott provisions of the Internal Revenue Code administered by the U.S. Department of the Treasury’s Internal Revenue Service (26 U.S.C. § 999);

(d)

all applicable economic sanctions authorities administered by the U.S. Department of the Treasury’s office of Foreign Assets Control, including but not limited to regulations located at 31 C.F.R. Chapter V and economic sanctions promulgated pursuant to the International Emergency Economic Powers Act and the Trading With The Enemy Act, and economic sanctions authorities administered by the U.S. Department of State’s Office of Economic Sanctions Policy and Implementation;

(e)

all applicable customs and import compliance requirements contained in the Tariff Act of 1930, as amended, and related authorities administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, and U.S. Immigration and Customs Enforcement; and

(f)	all applicable certification, permitting, valuation, classification, reporting, and recordkeeping requirements concerning the importation of products.
12.	COMPANY CONTRACTS
12.1

Disclosure Schedule 12 sets forth a true, correct and complete list of the following contracts to which a Group Company is a party, by which a Group Company or any property of any thereof is subject, or by which a Group Company is otherwise bound, whether oral or written (the “Company Contracts”) (other than the Employment Agreements set forth on Disclosure Schedule 14 and the insurance policies set forth on Disclosure Schedule 16) to the extent any obligation by any party thereto (including warranty obligations) is outstanding as of the date hereof regardless of whether due or not yet due:

(a)

all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of a Group Company;

(b)	all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible);
(c)

all contracts and agreements that (i) limit or restrict the Group Companies or any of their Officers or Directors, employees, the Seller or other equity holders, agents or representatives (in their capacity as such) from engaging in any business or other activity in any jurisdiction; (ii) create or purport to create any exclusive or preferential relationship or arrangement; (iii) otherwise restrict or limit the ability of the Group Companies to operate or expand the Business; or (iv) impose, or purport to impose, any obligations or restrictions on Affiliates of the Company;

(d)	all confidentiality agreements;
(e)	all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the payment by a Group Company of an amount in excess of €20,000.00 in each case;
(f)

all contracts and agreements that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof, or the Closing, or in connection with the transactions contemplated hereby;

(g)	all contracts and agreements granting any Person a Lien on all or any part of any asset other than Permitted Liens;
(h)

all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(i)	all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;
(j)	all contracts and agreements with any agent, distributor or representative that is not terminable without penalty on thirty (30) days’ or less notice;
(k)

all contracts and agreements for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(l)	all contracts, licenses and agreements to which a Group Company is a party
(i)	with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the Ordinary Course) or
(ii)	pursuant to which a third party has licensed or transferred any Company Intellectual Property to a Group Company;
(m)	all contracts and agreements providing for the indemnification or holding harmless of any Officer or Director, employee or other Person;
(n)	all joint venture or partnership contracts and all other contracts providing for the sharing of any profits;

(o)

all contracts or agreements entered into involving the sale or purchase of assets or capital share of any Person, other than in the Ordinary Course, or a merger, consolidation, business combination or similar transaction;

(p)

all customer contracts and agreements (excluding work orders and purchase orders individually providing revenue to a Group Company of an amount (net of VAT or sales tax) of less than €100,000) for the provision of goods or services by a Group Company;

(q)

all supply contracts and agreements (excluding work orders and purchase orders individually requiring a Group Company to spend an amount (net of VAT or sales tax) of less than € 100,000) for the provision of goods or services for a Group Company;

(r)	all outstanding powers of attorney empowering any Person to act on behalf of a Group Company;
(s)	all U.S. Government Contracts; and
(t)	all existing contracts and agreements (other than those described in sub-clauses (a) through (r) of this paragraph 12.1 of the Schedule)
(i)	involving an annual commitment or annual payment to or from a Group Company of more than €100,000 (net of VAT or sales tax) individually or
(ii)	that is material to the Company Group, individually or in the aggregate.
12.2	True, correct and complete copies of all Company Contracts have been made available to the Purchaser.
12.3

The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to a Group Company, as applicable, and each other party to such Company Contracts.

12.4

There is no existing material default or breach of a Group Company, as applicable, under any Company Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of the Seller and each Group Company, there is no such default or breach (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Company Contract.

12.5

No Group Company is participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new material contract applicable to a Group Company or the real or personal property of a Group Company outside the Ordinary Course.

12.6

Disclosure Schedule 12 identifies with an asterisk each Company Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

12.7	With respect to the U.S. Government Contracts:
(a)

U.S. Government Contracts and Bids.  Disclosure Schedule 12.7(a) lists (i) U.S. Government Contracts the period of performance of which has not yet expired or terminated or for which final payment has not yet been received (the “Current U.S. Government Contracts”); (ii) quotations, bids and proposals for awards of new U.S. Government Contracts made by a Group Company for which no award has been made and for which a Group Company believes there is a reasonable prospect that such an award to such Group Company may yet be made (the “U.S. Government Contract Bids”); and (iii) U.S. Government Contracts pursuant to which a Group Company is currently or is reasonably likely to experience cost, schedule, technical or quality problems that could result in claims against such Group Company (or its successors in interest) by a U.S. Governmental Entity, a prime contractor or a higher-tier subcontractor.  The Seller has delivered to the Purchaser true and complete copies of all Current U.S. Government Contracts and of all U.S. Government Contract Bids, including all amendments and other modifications thereto, and has provided the Purchaser with access to true and correct copies of all documentation related thereto requested by the Purchaser.  With respect to each Current U.S. Government Contract, Disclosure Schedule 12.7(a) accurately lists (A) the contract number, (B) the award date and (C) the contract end date.  With respect to each such U.S. Government Contract Bid, Disclosure Schedule 12.7(a) accurately lists:  (A) the request for proposal (RFP) number; (B) the date of proposal submission; (C) the expected award date, if known; (D) the estimated period of performance; and (E) the estimated value based on the proposal, if any.  Only the Subsidiary has entered into any U.S. Government Contracts or is an offeror for any U.S. Government Contract Bids.

(b)

Protests.  To the Knowledge of the Seller, the Current U.S. Government Contracts  are not currently the subject of bid or award protest proceedings, no such Current U.S. Government Contracts  are reasonably likely to become subject of bid or award protest proceedings, and no Person has notified the Seller or a Group Company that any U.S. Governmental Entity, prime contractor or higher-tier subcontractor under a U.S. Government Contract intends to seek the agreement of a Group Company to lower rates under any of the U.S. Government Contracts or U.S. Government Contract Bids, including, without limitation, any task order under any U.S. Government Contract Bids.

(c)

Compliance with Contracts.  Except as set forth in Disclosure Schedule 12.7(a), (i) each Group Company has materially complied with all terms and conditions of each U.S. Government Contract and U.S. Government Contract Bid to which it is a party, and has materially performed all obligations required to be performed by it thereunder; (ii) each Group Company has complied with all statutory and regulatory requirements, including, without limitation, the Federal Acquisition Regulation (“FAR”), and any applicable agency-specific acquisition regulation and related cost principles, where and as applicable to each of the Current U.S. Government Contracts and the U.S. Government Contract Bids; and (iii) the representations, certifications and warranties made by a Group Company with respect to the U.S. Government Contracts or U.S. Government Contract Bids were accurate as of their effective dates, and such Group Company has materially complied with all such certifications.

(d)

Notice of Non-Compliance.  With respect to the Current U.S. Government Contracts, (i) neither the Seller nor Group Company has received any written or oral show cause, cure, deficiency, default or similar notice relating to a Current U.S. Government Contract; (ii) no termination for default, cure notice or show cause notice has been issued or threatened and remains unresolved with respect to any U.S. Government Contract or U.S. Government Contract Bid, and to the Knowledge of the Seller no event, condition or omission has occurred or exists that would constitute grounds for such action; (iii) all invoices and claims (including, without limitation, requests for progress payments and provisional costs payments) submitted under each U.S. Government Contract were current, accurate and complete in all material respects as of their submission date; and (iv) none of the execution, delivery or performance of this Agreement and the other documents contemplated hereby does or will conflict with or result in a breach of or default under any U.S. Government Contract or cause a termination of any U.S. Government Contract.  None of the Seller, the Company nor the Subsidiary has received any written or oral notice terminating any of the

Current U.S. Government Contracts for convenience or indicating an intent to terminate any of the Current U.S. Government Contracts for convenience.

(e)	No Preferential Status Awards. None of the U.S. Government Contracts are small business set-aside contracts or were awarded based upon the business status of the relevant Group Company.
(f)

False Claims, Defective Pricing and Requests for Pricing Reductions.  No Group Company has taken any action (nor has either received any allegations from employees, consultants or independent contractors with respect to any alleged act or omission) or is party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act; (ii) a claim for price adjustment under the Truthful Cost or Pricing Data Act; or (iii) any other request for a reduction in the price of any U.S. Government Contract.  There exists no basis for a claim of any liability of the Truthful Cost or Pricing Data Act by any U.S. Governmental Entity as a result of defective cost and pricing data submitted to any U.S. Governmental Entity.  Neither the Seller nor a Group Company has conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any U.S. Governmental Entity with respect to (x) liability under the False Claims Act; (y) a claim for price adjustment under the Truthful Cost or Pricing Act; or (z) any other request for a reduction in the price of any U.S. Government Contracts, including claims based on actual or alleged defective pricing.

(g)

Cost-Type Contracts.  Disclosure Schedule 12.7(a) identifies with an asterisk all cost-type U.S. Government Contracts.  Each Group Company is in compliance with all cost accounting standards and other Laws applicable to costs charged to U.S. Government Contracts.

(h)

Suspension and Debarment.  No Group Company nor any of its respective managers, Officers and Directors or employees in connection with the performance of duties for or on behalf of a Group Company has been debarred, suspended or proposed for suspension or debarment from bidding on any U.S. Government Contract, declared nonresponsible or ineligible or otherwise excluded from participation in the award of any U.S. Government Contract, or for any reason listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs.  No debarment, suspension or exclusion proceeding has been initiated against any Group Company, or any of their respective managers, Officers and Directors or employees in connection with the performance of its duties for or on behalf of a Group Company.  To the Knowledge of the Seller, no circumstances exist that would warrant the institution of suspension or debarment proceedings against any Group Company, or any of their respective managers, Officers and Directors or employees in connection with the performance of their duties for or on behalf of a Group Company.

(i)

Audits, Investigations and Enforcement Actions.  Except as set forth in Disclosure Schedule 12.7(a), (i) since its inception, to the Knowledge of the Seller, no Group Company has undergone or is currently undergoing any audit, review, inspection, investigation, survey or examination of records relating to any U.S. Government Contract; (ii) no Group Company  has received written notice of, and no Group Company has undergone, any investigation or review relating to any U.S. Government Contract; (iii) no such audit, review, inspection, investigation, survey or examination of records is threatened or pending; and (iv) no Group Company has received any official notice that it is or was being specifically audited or investigated by the Government Accountability Office, the Defense Contract Audit Agency of the United States Government, the U.S. Congress, any state or federal agency Inspector General, any state Attorney General, the contracting officer with respect to any U.S. Government Contract, or the Department of Justice (including any United States Attorney).

(j)

Multiple Award Schedule Contracts.  No Group Company has any Federal Supply Service multiple award schedule U.S. Government Contracts, or similar state multiple award schedule Current U.S. Government Contracts.

(k)

Warranties and Guaranties.  No written claims, or claims threatened in writing, exist against a Group Company with respect to express warranties and guarantees contained in U.S. Government Contracts on products or services provided by a Group Company; and no such claims have been made against any Group Company.  No amendment has been made to any written warranty or guarantee contained in any U.S. Government Contract that could reasonably be expected to result in a Material Adverse Effect on a Group Company.  No Group Company has taken any action which could reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any U.S. Government Contract.

(l)

No Assignment of Contracts.  No Group Company has assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, to any Person any U.S. Government Contract or any account receivable relating thereto, whether as a security interest or otherwise.

(m)

Personnel.  All personnel who performed or are currently performing under any U.S. Government Contract met or meet all express qualification requirements for the labor categories under which they have been charged, or are being charged.  All personnel listed in any U.S. Government Contract Bid or other bid, offer, or proposal meet all applicable requirements set forth in the applicable solicitation.  No Group Company has replaced any personnel performing a U.S. Government Contract without obtaining all required approvals from the applicable U.S. Governmental Entity and any other party whose consent is required for replacement of personnel.

(n)	Facility Security Clearances. No Group Company holds facility security clearances.
(o)	Cybersecurity. Except as set forth in Disclosure Schedule 12.7(a),
(i)

each Group Company has implemented and maintains such organizational, physical, administrative, and technical safeguards consistent with industry standards for the industries in which the relevant Group Company operates that are required under applicable Laws;

(ii)

each Group Company has written information security policies (“Company Security Policies”) to the extent required under applicable Laws that govern an information security program that (x) identifies internal and external risks to the confidentiality, integrity, and availability of the information and Information Systems (as defined in the Department of Defense FAR Supplement) (including, for clarity, all information and transactions stored, processed, or transmitted therein or transmitted thereby) of the relevant Group Company; and (y) implements, monitors, and improves adequate and effective safeguards to control such risks.  The Security Policies of each Group Company are consistent with the industry standards for the industry in which the relevant Group Company operates.  Each Group Company complies in all material respects with its Security Policies;

(iii)

each Group Company complies in all material respects with (i) applicable contractual requirements (such as the Department of Defense FAR Supplement 252.204-7012), and (ii) applicable Laws, concerning the safeguarding of information and Information

Systems (including, for clarity, all information and transactions stored, processed, or transmitted therein or transmitted thereby);

(iv)

since December 31, 2016, no Group Company has experienced a Security Incident that triggered reporting requirements defined by contract, such as the Department of Defense FAR Supplement 252.204-7012, or required by Law.  “Security Incident” means an occurrence that: (a) impacts the confidentiality, integrity, or availability of an Information System; (b) impacts the information the Information System processes, stores, or transmits; or (c) constitutes a violation or imminent threat of violation of Company Security Policies, including acceptable use policies, or any security procedures, contractual requirements, or applicable Laws concerning the safeguarding of information and Information Systems (including, for clarity, all information and transactions stored, processed, or transmitted therein or transmitted thereby).

(p)

No government funding, facilities or resources of a university, college, other educational institution or research centre, or funding from third parties was used in the development of any Intellectual Property (or products created with any Intellectual Property) owned by any Group Company, and no U.S. Governmental Entity, including any university, college, other educational institution or research centre has any claim or right in or to the Intellectual Property (or products created with any Intellectual Property) owned by a Group Company.  No current or former employee, consultant or independent contractor of a Group Company who was involved in, or who contributed to, the creation or development of any material element of any Intellectual Property (or products created with any Intellectual Property), has performed services for the government, a university, college or other educational institution, or a research centre, during a period of time during which such employee, consultant or independent contractor was also performing services for the relevant Group Company.

(q)

All technical data, computer software and computer software documentation (as those terms are defined under the FAR and its supplemental regulations) developed, delivered, or used under or in connection with the U.S. Government Contracts have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and U.S. Government Contract terms, if any, have been provided.  All disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under U.S. Government Contracts have been made and provided.  All technical data, computer software and computer software documentation was developed at private expense and no U.S. Governmental Entity has obtained by contract or otherwise, rights in the technical data, computer software and computer software documentation that will affect the commercial value thereof.

13.	TAXES
13.1	Except as otherwise disclosed on Disclosure Schedule 13.1:
(a)	all Tax Returns of each Group Company due to have been filed through the date hereof in accordance with any Applicable Law have been duly filed and are correct and complete in all material respects;
(b)	all Taxes, deposits of Taxes or other payments relating to Taxes due and owing by each Group Company (whether or not shown on any Tax Return), have been paid in full;
(c)	there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of a Group Company were or are due to be filed;

(d)

all deficiencies asserted as a result of any examination of any Tax Returns of a Group Company have been paid in full, accrued on the books of a Group Company, as applicable, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined;

(e)

no claims have been asserted and no proposals or deficiencies for any Taxes of a Group Company are being asserted, proposed or, to the Knowledge of the Seller and each Group Company, threatened, and no audit or investigation of any Tax Return of a Group Company is currently underway, pending or, to the Knowledge of the Seller and each Group Company, threatened;

(f)	no claim has ever been made by a Taxing Authority in a jurisdiction in which a Group Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;
(g)

each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Seller or other third party; there are no outstanding waivers or agreements by or on behalf of a Group Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by a Group Company or any other matter pending between a Group Company and any Taxing Authority;

(h)

there are no Liens for Taxes (other than Liens for Taxes which are not yet due and payable), nor are there any Liens for Taxes which are pending or, to the Knowledge of the Seller and each Group Company, threatened;

(i)	no Group Company is a party to any Tax allocation or sharing agreement under which a Group Company will have any liability after the Closing;
(j)	no Group Company has any liability for the Taxes of any Person (other than for itself), as a transferee or successor, by contract, or otherwise;
(k)

no Group Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible for Tax purposes;

(l)	each Group Company has at all times used proper accounting methods and periods in computing their Tax liability;
(m)	no Group Company has a permanent establishment in any territory other than Germany, the United States, Malta or Switzerland;
(n)	no Group Company has been granted binding or advance rulings of any Taxing Authority, nor has such binding or advance ruling been applied for;
(o)	no appeals or legal actions (Einspruchs- oder Klageverfahren) are pending (anhängig) for a Group Company;
(p)

no Group Company has been party to any transaction on non-arm's length terms, nor has it entered into a legal obligation to do so and each Group Company has prepared and maintained all documents required by mandatory law for Tax purposes and can provide such documents to the Taxing Authorities (including but not limited to a transfer pricing documentation, if legally required, in compliance with all terms provided for by all applicable laws);

(q)	no Group Company has or had engaged any freelancers or similar off-payroll workers;
(r)	the Group Companies have recorded sufficient liabilities and/or accruals in the Financial Statements for all Taxes relating to assessment periods until and including the Locked Box Date;
(s)

the Group Companies have not entered into a settlement agreement, compromise, advance ruling (verbindliche Auskunft), advance transfer pricing agreement or similar agreements relating to Taxes with any Taxing Authority;

(t)

the Group Companies have not written down any assets, including shares in other Group Companies, to their lower fair market value with the underlying reason for such write down being no longer in existence until lapse of the Locked Box Date;

(u)

except for the upstream merger in 2016, none of the Group companies has been subject to a reorganization under the German Reorganization Act (Umwandlungsgesetz) or other reorganizations or spin-offs and similar transactions under foreign law within the last 7 years.

13.2

Except as set forth on Disclosure Schedule 13.2, the Seller has delivered to the Purchaser true, correct and complete copies of all federal, state, local and foreign income Tax Returns for each Applicable Jurisdiction (together with any agent’s reports and any accountants’ work papers) relating to the operations of each Group Company for taxable years or periods ended on or before the Locked Box Date but not prior to 2016.

13.3	No Group Company has been a party to any transaction or scheme that is required by Applicable law to be disclosed or reported to a Governmental Entity.
14.	OFFICERS AND EMPLOYEES
14.1	Disclosure Schedule 14 contains a true, correct and complete list, except that the names of individuals have been omitted, of
(a)

all of the Officers and Directors of each Group Company, specifying their position, annual rate of compensation, work location, length of service, and other benefits provided to each of them, respectively; and

(b)

all of the employees (whether full-time, part-time or otherwise) and independent contractors of each Group Company as of the date hereof, specifying their position, status, annual salary, hourly wages, work location, length of service, other benefits provided to each of them, respectively, consulting or other independent contractor fees.

14.2	Except as set forth on Disclosure Schedule 14, no Group Company is a party to or bound by any Employment Agreement.
14.3

The Seller has provided to the Purchaser true, correct and complete copies of each Employment Agreement to which a Group Company is a party, or by which any of them is otherwise bound, except that the names of individuals have been redacted.

14.4	Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to a Group Company, as applicable.
14.5

There is no existing default or breach of a Group Company, as applicable, under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement.

14.6

Neither a Group Company nor the Seller has received a written claim from any Governmental Entity to the effect that any Person not reflected on Disclosure Schedule 14 should be properly classified as an employee (Arbeitnehmer) and not as an independent contractor.

14.7

Except as reflected in Disclosure Schedule 14, neither a Group Company nor the Seller has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of a Group Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise.

14.8	Except as indicated on Disclosure Schedule 14, all officers and employees of each Group Company are active on the date hereof.
15.	LABOUR RELATIONS
15.1	Except as set forth in Disclosure Schedule 15:
(a)

no Group Company is a party to any works council agreement (Betriebsvereinbarung), collective labour agreement (Tarifvereinbarung) or other collective bargaining agreement, contract or legally binding commitment with or to any trade union (Gewerkschaft) or other employee organisation, group works council (Konzernbetriebsrat) or works council (Betriebsrat) (or similar body) (“Employee Organisation”) in respect of or affecting employees;

(b)	no Group Company is currently engaged in any negotiation with any Employee Organisation;
(c)

no Group Company has engaged in any labour practice prohibited by Labour Laws, and there is no pending or, to the Knowledge of the Seller and each Group Company, threatened complaint regarding any alleged prohibited labour practices;

(d)	there is no strike, labour dispute, work slow down or stoppage pending or, to the Knowledge of the Seller and each Group Company, threatened against a Group Company;
(e)

there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Knowledge of the Seller and each Group Company, threatened against a Group Company;

(f)	no Group Company has experienced any material work stoppage;
(g)	to the Knowledge of Seller no Group Company is the subject of any union organisation effort; and
(h)

there are no claims pending or, to the Knowledge of the Seller and each Group Company, threatened against a Group Company related to the status of any individual as an independent contractor or employee.

15.2

The Seller and each Group Company have complied with all legal obligations to inform or consult each applicable Employee Organisation about the signing and implementation of this Agreement and no such Employee Organisation has exercised any of its rights that would have the effect of delaying implementation of this Agreement.

16.	INSURANCE POLICIES
16.1

Disclosure Schedule 16 sets forth a list of all policies of insurance maintained (currently maintained or held since October 6, 2016), owned or held by a Group Company (collectively, the “Insurance Contracts”), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto.

16.2

Such Insurance Contracts – if still applicable at the date hereof – are valid and binding in accordance with their terms, are in full force and effect, and the Insurance Contracts will continue in effect after the Closing Date. Similar coverage to the coverage set forth in the Insurance Contracts has been maintained on a continuous basis for the last five (5) years.

16.3	No Group Company have received written notice that
(a)	it has breached or defaulted under any of such Insurance Contracts, or
(b)	that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts.
16.4

Except as set forth in Disclosure Schedule 16, no Group Company is in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract, nor has any Group Company failed to give any notice of any material claim under such Insurance Contract in due and timely fashion nor has any Group Company since October 6, 2016, nor to the Knowledge of Seller during the past five (5) years, been denied or turned down for insurance coverage.

17.	ENVIRONMENTAL

Except as set forth on Disclosure Schedule 17:

(a)

each Group Company has all permits and approvals required under, and each is in full compliance with, all Environmental Laws, and each Group Company is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder;

(b)

no Group Company has received written notice of actual or threatened liability under Environmental Law from any Governmental Entity or any third party and there is no fact or circumstance that could form the basis for the assertion of any claim against a Group Company under any Environmental Law with respect to any on-site or off-site location;

(c)

no Group Company has entered into or agreed to enter into, and no Group Company has contemplated entering into, any consent decree or order, and since October 6, 2016, and to the Knowledge of Seller during the past ten (10) years, no Group Company is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

(d)

no Group Company has been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five (5) years;

(e)

no Group Company is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of a Group Company, or a Group Company's employees, agents or representatives or arising out of the ownership, use, control or operation by a Group Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by a Group Company) from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

(f)

the Company has made available to the Purchaser true, correct and complete copies of all reports and – to the extent material to the Business – all correspondence, memoranda, computer data and files relating to environmental matters of the Company Group since October 6, 2016; and no Group Company has paid any fine, penalty or assessment since October 6, 2016, or to the Knowledge of Seller during the past five (5) years, with respect to environmental matters;

(g)	no Group Company nor any of its predecessor entities manufactures or has manufactured any product containing asbestos;
(h)

no Group Company nor any of its predecessor entities has paid any fine, penalty or assessment since October 6, 2016, or to the Knowledge of Seller during the past five (5) years  with respect to environmental matters;

(i)

no Leased Real Property, improvement or equipment of a Group Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers used for storage of substantial amounts of fluids; and

(j)	no Group Company has imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.
18.	INTELLECTUAL PROPERTY
18.1

Disclosure Schedule 18.1 contains a list of all Company Registered Intellectual Property, which identifies all Company Registered Intellectual Property, and identifies that which is owned and that which is licensed by each Group Company.

18.2

No Company Intellectual Property or product or service used by a Group Company related to Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation

(a)	restricting in any manner the use, transfer or licensing thereof by a Group Company or
(b)	that may affect the validity, use or enforceability of the Company Intellectual Property or any such product or service.
18.3	Each item of Company Registered Intellectual Property is valid and subsisting.
18.4

All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the Applicable Jurisdiction for the purpose of maintaining the Company Registered Intellectual Property.

18.5

The Company owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Business) to, each item of Company Intellectual Property, free and clear of any Lien (excluding licenses and related restrictions); and the Company is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used by a

Group Company, including the sale of any products or the provision of any services of a Group Company, free and clear of all Liens. No Group Company has granted any rights or interest in the Company Intellectual Property to a third party.

18.6	The Company owns exclusively and has good title to all copyrighted works used by a Group Company that
(a)	are products of a Group Company or
(b)	a Group Company otherwise expressly purports to own, free and clear of all Liens.
18.7

Disclosure Schedule 18.7 lists all works of original authorship used by a Group Company and prepared by or on behalf of a Group Company (including Software programs) by title, version number, author(s) and publication date (if any), regardless of whether a Group Company has obtained or is seeking a copyright registration for such works.

18.8

To the extent that the Company Intellectual Property has been developed or created by a third party for a Group Company, the relevant Group Company has a written agreement with such third party with respect thereto and such Group Company thereby either

(a)	has ownership of and is the exclusive owner of, or
(b)	has an irrevocable license (sufficient for the operations of each Group Company as currently conducted and as proposed to be conducted) to,

all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the extent it is sufficient for the conduct of the Business.

18.9

The operations of the Business, including the Group Companies' design, development, marketing and sale of the products or services of any such Group Company (including with respect to products currently under development), has not and does not infringe or misappropriate in any manner the Intellectual Property of any third party or, to the Knowledge of the Seller and each Group Company, constitute unfair competition or trade practices under the Laws of any jurisdiction.

18.10

The Seller and each Company Group has no Knowledge of, and has not received written notice of or any other overt threat from any third party, that the operation of the Business, or any act, product or service of a Group Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

18.11	To the Knowledge of the Seller and each Group Company, no Person has or is infringing or misappropriating any Company Intellectual Property.
18.12

The Group Companies have taken reasonable steps to protect the rights of the relevant Group Companies in the Confidential Information and any trade secret or confidential information of third parties used by any Group Company, and, without limiting the generality of the foregoing, the Group Companies have enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to the Purchaser, and, except under confidentiality obligations, there has not been any disclosure by a Group Company of any Confidential Information or any such trade secret or confidential information of third parties.

19.	SOFTWARE
19.1	Disclosure Schedule 19 sets forth a true, correct and complete list of: (i) the Company Proprietary Software, (ii) the Company Licensed Software, and (iii) to the extent materially relevant to the Business all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used by a Group Company.

19.2

Except as set forth on Disclosure Schedule 19, the Company has all right, title and interest in and to the Company Proprietary Software, free and clear of all Liens. The Company has developed the Company Proprietary Software through its own efforts, as described in paragraph 19.4 below, and for its own account. The use of the Company Software does not breach any term of any license or other contract between a Group Company, on the one hand, and any third party, on the other hand. The Group Companies are in compliance with the terms and conditions of all license agreements in favour of a Group Company relating to the Company Licensed Software.

19.3

The Company Proprietary Software does not infringe or misappropriate any Intellectual Property right of any third party. The source code for the Company Proprietary Software has been maintained in confidence.

19.4	The Company Proprietary Software was:
(a)	developed by the Company’s employees working within the scope of their employment at the time of such development or
(b)

developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its Intellectual Property rights in the Company Proprietary Software; or

(c)

acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to Intellectual Property rights in the Company Proprietary Software.

19.5	No Group Company has received notice from any third party claiming any right, title or interest in the Company Proprietary Software.
19.6	No Group Company has granted rights in the Company Software to any third party.
20.	TRANSACTIONS WITH RELATED PARTIES
20.1

Except as set forth on Disclosure Schedule 20, no Officer or Director of a Group Company and no relative (Angehöriger) within the meaning of Section 15 of the German Tax Code (Abgabenordnung) of such person, and no entity in which any such person or any of its relatives owns any beneficial interest, (other than a publicly held corporation whose share is traded on a national securities exchange or in the over-the-counter market and less than five percent of the share of which is beneficially owned by all such Officers or Directors and their respective relatives in the aggregate) has entered into any agreement with any Group Company or holds any rights or claims against any Group Company.

20.2	Except as set forth on Disclosure Schedule 20, no current or former Officer or Director or employee of a Group Company has any interest in:
(a)	any contract, arrangement or understanding with, or relating to, a Group Company or the properties or assets of a Group Company;
(b)	any loan, arrangement, understanding, agreement or contract for or relating to a Group Company or the properties or assets of a Group Company; or
(c)	any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by a Group Company.

21.	UNDISCLOSED PAYMENTS

No Group Company nor any of their respective Officers or Directors, nor anyone acting on behalf of any of them, has since October 6, 2016 made or received any payment not correctly categorized and fully disclosed in the relevant Group Company's books and records in connection with or in any way relating to or affecting a Group Company.

22.	CUSTOMER AND SUPPLIER RELATIONS
22.1

Disclosure Schedule 22 contains a true, correct and complete list of (i) the names and addresses of those Customers to which a Group Company made sales of more than €100,000 during the twelve (12) month period ended on the Locked Box Date and (ii) the names of the Suppliers, and the amount of sales to or purchases from each such Customer or Supplier during the twelve (12) month period ended on the Locked Box Date.

22.2

Each Group Company maintains good relations with each of its Customers and Suppliers and, to the Knowledge of the Seller and each Group Company, no event other than possibly the COVID-19 Pandemic has occurred that could materially and adversely affect the relations of any Group Company with any Customer or Supplier.

22.3

Except as set forth on Disclosure Schedule 22, no Customer or Supplier has during the last twelve (12) months cancelled, terminated or, to the Knowledge of the Seller and each Group Company, made any threat to cancel or otherwise terminate any of its contracts with a Group Company or to decrease its usage or supply of a Group Company's services or products of the Business.

22.4

The Seller and each Company Group has no Knowledge to the effect that any current Customer or Supplier may terminate or materially alter its business relations with a Group Company, either as a result of the transactions contemplated hereby or otherwise, other than possibly the COVID-19 Pandemic.

23.	ANTITRUST
23.1

No Group Company is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Antitrust Law of any jurisdiction in which a Group Company conducts business and no Officers or Director is engaged in any activity which would be an offence or infringement under any such Antitrust Law.

23.2

No Group Company is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Antitrust Law of any jurisdiction in which a Group Company conducts business.

23.3	No such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.
23.4

No Group Company is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Antitrust Law of any jurisdiction and no Group Company have given any undertakings or commitments to such bodies which affect the conduct of the Business.

24.	NOTES AND ACCOUNTS RECEIVABLE
24.1

Except as shown in Disclosure Schedule 24.1, all notes receivable and notes payable (the “Affiliate Loans”) of the Group Companies owing by or to any Officer or Director, employee or Affiliate of a Group Company or by or to the Seller or a Shareholder  have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to the date hereof or shall have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to or as of the Closing Date. Disclosure Schedule 24.1 sets forth a true, correct and complete list of all Affiliate Loans and the outstanding balance and applicable interest payments under each Affiliate Loan as of the date hereof. For the avoidance of doubt, amounts in salary or ancillary benefits to employees of a Group Company under the relevant employment agreements are not deemed Affiliate Loans.

24.2

The Seller has delivered to the Purchaser a true, correct and complete schedule of the Receivables as of Locked Box Date showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is true, correct and complete as of that date.

24.3

Except as set forth on Disclosure Schedule 24.3, to the Knowledge of the Seller and each Group Company, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the Receivables has been made subject to seizing (Pfändung) or an assignment for the benefit of creditors. Except as set forth on Disclosure Schedule 24.3, all such Receivables are current and there are no disputes regarding the collectibility of any such Receivables.

24.4	Except as set forth on Disclosure Schedule 24.3, all receivables reflected in the Financial Statements as of the Locked Box Date (net of any reserves shown thereon)
(a)	will be valid, existing and collectible in a manner consistent with the Company Group’s past practices,
(b)	represent monies (including VAT) due for goods sold and delivered or services rendered in the Ordinary Course, and
(c)	will not be subject to any refund or adjustment or any defence, right of set-off, assignment, restriction, security interest or other Lien. No Group Company has factored any of its receivables.
24.5

The accounts payable of the Group Companies reflected on the Balance Sheets as of the Locked Box Date and that will be reflected in the Financial Statements as of the Locked Box Date arose or will arise from bona fide transactions in the Ordinary Course.

25.	LICENCES
25.1	Disclosure Schedule 25 is a true, correct and complete list of all Licenses held by each Group Company material to the Business.
25.2	The Group Companies own or possess all Licenses that are necessary to enable it to carry on the Business. All such Licenses are valid, binding and in full force and effect.
25.3

The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity with the exception of those mentioned in Clause 6.6.3 of the Agreement.

25.4

The Company has taken all necessary action to maintain each License. No loss or expiration of any License is threatened, pending, or to the knowledge of the Seller and the Shareholders reasonably foreseeable (other than expiration upon the end of any term).

25.5

To the Knowledge of the Seller and each Group Company, each independent contractor listed on Disclosure Schedule 14 has the requisite License required to provide the services such independent contractor provides to the Company Group.

26.	ETHICAL PRACTICES

Since October 6, 2016, and to the Knowledge of Seller at all times past no Group Company nor any representative thereof has offered or given, and the Seller and each Group Company has no Knowledge of any Person that has offered or given on its behalf or for furtherance of the selling of products of a Group Company, anything of value to:

(a)	any official of a Governmental Entity, any political party or official thereof or any candidate for political office;
(b)	any customer or member of any Governmental Entity; or
(c)	any other Person,

in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following:

(i)	influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function;
(ii)

inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist a Group Company in obtaining or retaining business for, with, or directing business to, any Person; or

(iii)	where such payment would constitute a bribe, kickback or illegal or improper payment to assist a Group Company in obtaining or retaining business for, with, or directing business to, any Person.
27.	PRODUCT AND SERVICE WARRANTIES AND GUARANTIES
27.1

Except as set forth on Disclosure Schedule 27, no Group Company makes any express warranty or guaranty as to goods sold, or services provided by, a Group Company which is (i) outside the Ordinary Course or (ii) for a warranty period of more than two years (each of (i) and (ii) a “Warranty”), and there is no pending or, to the Knowledge of the Seller and each Group Company, threatened claim alleging any breach of any Warranty.

27.2	Except as set forth on Disclosure Schedule 27, no Group Company has exposure to, or liability under, any Warranty
(a)	beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Group Companies, or
(b)	that would have a Material Adverse Effect on a Group Company or its respective operations.

Copies of the warranties set forth in Disclosure Schedule 27 have been made available to the Purchaser.

27.3

Except as set forth on Disclosure Schedule 27, adequate reserves for any expense to be incurred by any Group Company as a result of any Warranty granted prior to the Locked Box Date will be reflected in the Financial Statements as of the Locked Box Date.

28.	BROKERS, FINDERS AND INVESTMENT BANKERS

Except as set forth on Disclosure Schedule 28, no Group Company, nor the Seller, nor any Officer or Director or employee of a Group Company nor any Affiliate of a Group Company, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

29.	BANK ACCOUNTS

Disclosure Schedule 29 sets forth a true, correct and complete list and description of all bank accounts used by any Group Company.

30.	SELLER OR SHAREHOLDER GUARANTEES

Except as otherwise disclosed on Disclosure Schedule 30, the Seller or a Shareholder has not guaranteed any obligations of a Group Company under any guarantee, letter of credit, bid bond or performance bond.

31.	DISCLOSURE

No representation, warranty or covenant made by the Seller in this Agreement, the Disclosure Schedules or the Appendices or any Seller Ancillary Document contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or is necessary to make the statements contained herein or therein not misleading.

32.	AUTHORISATION
32.1

Except as set forth on Disclosure Schedule 32.1, the Seller and the Shareholders have the right, power, authority and capacity to execute and deliver this Agreement and each Seller Ancillary Document and to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

32.2

This Agreement has been, and the Seller Ancillary Documents shall be as of the Closing Date, duly executed and delivered by the Seller and the Shareholders, and do or shall, as the case may be, constitute the valid and binding agreements of the Seller and the Shareholders enforceable against the Seller and the Shareholders in accordance with their respective terms.

33.	ABSENCE OF RESTRICTIONS AND CONFLICTS

The execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfilment of and compliance with the terms and conditions hereof and thereof do not or shall not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any part the right to terminate, modify or cancel

(a)	any contract, agreement, permit, franchise, license or other instrument applicable to the Seller or a Shareholder,
(b)

any judgment, decree or order of any Governmental Entity to which the Seller or a Shareholder is a party or by which the Seller or a Shareholder or any of its or his respective properties are bound, or

(c)	any Law or arbitration award applicable to the Seller or a Shareholder.

34.	OWNERSHIP OF EQUITY
34.1

Except as set forth on Disclosure Schedule 2.1, the Seller has good and valid title to and beneficial ownership of the number of shares of capital share set forth next to the Seller’s name on Disclosure Schedule 2.1, and such shares are

(a)	validly issued, fully paid, and non-assessable, and
(b)	free and clear of all Liens.
34.2

Other than the shares listed on Disclosure Schedule 2.1, the Seller owns no shares of capital share of a Group Company or any other equity security of a Group Company, or any option, warrant, right, call, commitment or right of any kind to have any such equity security issued.

35.	LEGAL PROCEEDINGS

There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of the Seller and each Group Company, threatened against, relating to or involving the Seller which could reasonably be expected to adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement or the Seller Ancillary Document.

36.	AMOUNTS OWED TO SELLER

No Group Company owes or is obligated to pay the Seller any amount, except for salary, employee benefits and bonuses, accrued prior to the Closing in the Ordinary Course.

SCHEDULE 2 - PURCHASER WARRANTIES

1.ORGANIZATION

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, USA, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.AUTHORIZATION

The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorised by all necessary corporate action on the part of the Purchaser.

This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of course in granting equitable remedies.

3.ABSENCE OF RESTRICTIONS AND CONFLICTS

The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfilment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under,

(a)	any term or provision of the constitutional documents of the Purchaser,
(b)	any contract to which the Purchaser is a party,
(c)	any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or
(d)	any statute, law, rule or regulation applicable to the Purchaser;

unless, in each case, such violation, conflict, breach, default, loss of benefit or accelerated obligation would not, either individually or in the aggregate, have a material adverse impact on the ability of the Purchaser to consummate the transactions contemplated hereby, or by the Purchaser Ancillary Documents.

4.R&W INSURANCE POLICY.

Purchaser has received a written commitment from the R&W Insurer to fully bind the R&W Insurance Policy effective as of the Closing Date.  Purchaser represents and warrants to Seller that it has provided a true and correct copy of such commitment to Seller that is in full force and effect prior to the date hereof.

5.FINANCING

The Purchaser has sufficient immediately available funds or binding and unconditional financing commitments to enable it to make all payments required to be made by it under this Agreement.

Schedules (or similar attachments) to this Exhibit have been omitted in accordance with Items 601(a)(5) and/or 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission on a confidential basis upon request.

SCHEDULE 3 - DISCLOSURE SCHEDULES

Disclosure Schedule 1	Jurisdiction of Incorporation or Organization; Qualifications to do Business
Disclosure Schedule 2.1	Capital Structure of Group Companies
Disclosure Schedule 3	Subsidiaries
Disclosure Schedule 4.2	Leased Real Property
Disclosure Schedule 4.5	Real Property properties
Disclosure Schedule 5	Title Exceptions; List of Assets
Disclosure Schedule 7	Financial Statements
Disclosure Schedule 8	Undisclosed Liabilities
Disclosure Schedule 9	Certain Changes
Disclosure Schedule 10	Legal Proceedings
Disclosure Schedule 11	Exceptions to Compliance with Law
Disclosure Schedule 12	Company Contracts
Disclosure Schedule 12.7(a)	U.S. Government Contracts
Disclosure Schedule 13.1	Tax Exceptions
Disclosure Schedule 13.2	Tax Returns Exceptions
Disclosure Schedule 14	Officers and Employees; Employment Agreements
Disclosure Schedule 15	Labour Relations
Disclosure Schedule 16	Insurance Policies
Disclosure Schedule 17	Environmental, Health and Safety Matters
Disclosure Schedule 18.1	Intellectual Property
Disclosure Schedule 18.7	Works of Original Authorship
Disclosure Schedule 19	Company Software
Disclosure Schedule 20	Transactions with Affiliates
Disclosure Schedule 22	Customer and Supplier Relations
Disclosure Schedule 24.1	Affiliate Loans
Disclosure Schedule 24.3	Accounts Receivable

Disclosure Schedule 25	Licenses
Disclosure Schedule 27	Product and Service Warranties
Disclosure Schedule 28	Brokers
Disclosure Schedule 29	Bank Accounts
Disclosure Schedule 30	Seller Guarantees
Disclosure Schedule 32.1	Authorization